QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.15

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 14, 2005, by and among LOCAL MATTERS, INC., a Delaware corporation ("Purchaser"); and Shane Brinkerhoff ("Brinkerhoff"), Tyler Houston ("Houston"), Dustin Moore ("Moore") and Aaron Bromagem ("Bromagem"), each residing at the address indicated on Exhibit B hereto (collectively, the "Shareholders" and, individually, a "Shareholder"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    The Shareholders collectively own one hundred percent (100%) of the outstanding capital stock of MyAreaGuide.com, Inc., a Nevada corporation ("MAG") (collectively the "MAG Shares"), and Online Web Marketing, Inc. a Utah corporation ("OLWM") (collectively the "OLWM Shares"). The MAG Shares and the OLWM Shares are collectively referred to as the "Target Shares" and MAG and OLWM are collectively referred to as the "Target Companies."

        B.    The Shareholders wish to sell the Target Shares to Purchaser, and the Purchaser wishes to buy the Target Shares from the Shareholders on the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

1.     SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

        1.1   Sale and Purchase of Shares.    At the Closing, the Shareholders shall sell, assign, transfer and deliver the Target Shares to the Purchaser, and the Purchaser shall purchase and accept the Target Shares from the Shareholders, on the terms and subject to the conditions set forth in this Agreement.

        1.2   Purchase Price

          (a)   The aggregate purchase price payable by the Purchaser for the MAG Shares shall consist of (a) $16,500,000 in cash, allocated among the Shareholders in the percentages set forth on Exhibit B hereto in the column labeled "MAG Allocation," and (b) $15,500,000 in aggregate face amount of promissory notes of the Purchaser allocated among the Shareholders in accordance with the MAG Allocation (the "MAG Consideration").

          (b)   The aggregate purchase price payable by the Purchaser for the OLWM Shares shall consist of (a) $1,000,000 in cash, allocated among the Shareholders in the percentages set forth on Exhibit B hereto in the column labeled "OLWM Allocation," and (b) $1,000,000 in aggregate face amount of promissory notes of the Purchaser allocated among the Shareholders in accordance with the OLWM Allocation (the "OLWM Consideration").

          (c)   In addition, the Shareholders may receive the Contingent Consideration, allocated among the Shareholders in accordance with the MAG Allocation, as more fully described in Section 1.7 hereof (the "Contingent Consideration").

        1.3   Closing.    The closing of the sale of the Target Shares to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward LLP in Broomfield, Colorado, at 10:00 a.m. on October 14, 2005, at 10:00 a.m. on such date; provided, however, that if any condition set forth in Section 8.2 has not been satisfied as of such date, then the Purchaser may, at its election, (i) unilaterally postpone the Closing Date by up to 30 days, or (ii) terminate this Agreement in accordance with Section 8.5 hereof; further provided, however, that if any conditions set forth in Section 8.3 has not been satisfied as of such date, then the Shareholders may, at their election, (i) unilaterally postpone the Closing Date by up to 30 days, or (ii) terminate this Agreement in accordance with Section 8.5 hereof. For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place.

        1.4   Purchaser Deliveries.    At the Closing, the Purchaser shall:

          (a)   deliver the documents set forth on Section 8.3(c);

          (b)   deliver to the Shareholders an aggregate of $17,500,000 in cash, allocated among the Shareholders as follows:

            (i)    $16,500,000 in cash shall be delivered to the Shareholders who hold MAG Shares (the "MAG Holders") in accordance with the MAG Allocation; and

            (ii)   $1,000,000 in cash shall be delivered to the Shareholders who hold OLWM Shares (the "OLWM Holders") in accordance with the OLWM Allocation.

          (c)   deliver to the Shareholders an aggregate of $6,500,000 in face amount of promissory notes, substantially in the form attached hereto as Exhibit C (the "Convertible Notes"), allocated among the Shareholders as follows:

            (i)    an aggregate of $6,106,060 in face amount of Convertible Notes shall be delivered to the MAG Holders in accordance with the MAG Allocation; and

            (ii)   an aggregate of $393,940 in face amount of Convertible Notes shall be delivered to the OLWM Holders in accordance with the OLWM Allocation.

          (d)   deliver to the Shareholders an aggregate of $10,000,000 in face amount of promissory notes, substantially in the form attached hereto as Exhibit D-1 or D-2 (the "Cash Notes"), upon the election of the Shareholder made in accordance with Section 1.9 hereof, allocated among the Shareholders as follows:

            (i)    an aggregate of $9,393,940 in face amount of Cash Notes shall be delivered to the MAG Holders in accordance with the MAG Allocation; and

            (ii)   an aggregate of $606,060 in face amount of Cash Notes shall be delivered to the OLWM Holders in accordance with the OLWM Allocation.

          (e)   deliver executed Security Agreements in the form of Exhibit E-1 hereto pursuant to which the obligations of the Purchaser under the Convertible Notes and the Cash Notes will be secured by a first security interest in the tangible and intangible assets of the Target Companies, including, without limitation, the Intellectual Property and Contracts of the Target Companies;

          (f)    deliver an executed Pledge Agreement in the form of Exhibit E-2 hereto, pursuant to which the obligations of the Purchaser under the Convertible Notes and the Cash Notes will be secured by a first security interest in the Target Shares; and

          (g)   deliver an executed Registration Rights Agreement substantially in the form attached hereto as Exhibit F hereto.

        1.5   Shareholder Deliveries.

          (a)   At the Closing, each Shareholder shall:

            (i)    deliver stock certificates representing the Target Shares (the "Shareholder Stock Certificates"), duly endorsed for transfer, to the Purchaser;

            (ii)   deliver or cause to be delivered the documents set forth on Section 8.2(d);

            (iii) deliver an executed Registration Rights Agreement;

            (iv)  deliver or cause to be delivered the legal opinion referred to in Section 8.2(d)(ii) below;

            (v)   deliver executed Security Agreements;

            (vi)  deliver an executed Pledge Agreement; and

            (vii) deliver an Option Agreement executed by Yellowpage.com, Inc. in the form of Exhibit K.

          (b)   In addition:

            (i)    Brinkerhoff shall deliver an executed employment agreement substantially in the form attached as Exhibit H-1;

            (ii)   Houston shall deliver an executed employment agreement substantially in the form attached hereto as Exhibit H-2; and

            (iii) Moore shall deliver an executed employment agreement substantially in the form attached hereto as Exhibit H-3.

        1.6   Working Capital Adjustment.

          (a)   Within 15 days following the Closing Date, the Purchaser will prepare or cause to be prepared a combined balance sheet of the Target Companies as of the Closing Date (the "Closing Date Balance Sheet") showing the amount of Closing Date Working Capital, along with a statement setting forth in reasonable detail the method of calculating Closing Date Working Capital, which shall be in accordance with GAAP and consistent with the methodology used in Target Financial Statements (as defined in Section 2.5 below), and shall deliver or cause to be delivered to the Shareholders such Closing Date Balance Sheet. In the event that the Shareholders object to the Purchaser's calculation of the Closing Date Working Capital, then, within 30 days after the delivery to the Shareholders of the Closing Date Balance Sheet, the Shareholders shall deliver to the Purchaser a notice describing in reasonable detail the Shareholders' objection to the Purchaser's calculation (an "Objection Notice"), accompanied by a statement setting forth the dollar amount determined by the Shareholders to represent the Closing Date Working Capital or a request for additional information from the Purchaser that the Shareholders may require in order to determine the Closing Date Working Capital. If the Shareholders do not deliver an Objection Notice to the Purchaser within the 30-day period referred to in the preceding sentence, then the Purchaser's calculation of the Closing Date Working Capital shall be binding and conclusive on the Purchaser and the Shareholders. If the Shareholders deliver an Objection Notice to the Purchaser within the 30-day period referred to in this paragraph, and if the Purchaser and the Shareholders are unable to agree upon the calculation of the Closing Date Working Capital within 15 days after an Objection Notice is delivered to the Purchaser, the Shareholders and the Purchaser shall select a nationally recognized accounting firm mutually acceptable to them (the "Neutral Accountant") to resolve any remaining objections, the cost of which shall be paid by the party whose assertions regarding the amount of the Closing Date Working Capital differ by the greater amount from the Closing Date Working Capital determined by the Neutral Accountant. If Purchaser and the Shareholders are unable to select the Neutral Accountant within 10 days after the commencement of such selection process, the Neutral Accountant shall be KPMG (or its successor). The Shareholders and the Purchaser shall jointly instruct the Neutral Accountant to resolve any unresolved objections within 30 days after referral of the matter to them, and the determination by the Neutral Accountant of the Closing Date Working Capital, shall be conclusive and binding on the Purchaser and Shareholders absent fraud or manifest error. During the 30-day period following the Objection Notice, Shareholders and Purchaser shall each have access to the other party's working papers and similar materials prepared in connection with the Closing Date Balance Sheet and the Objection Notice, as the case may be.

          (b)   Prior to the Closing Date, Purchaser and the Shareholders shall establish a joint bank account at a bank mutually acceptable to Purchaser and the Shareholders (the "Deposit Account"). Each of the Purchaser and the Shareholders shall name a designee with respect to the Deposit

  Account, who shall initially be Curtis Fletcher and Tyler Houston, respectively (the "Designees"). The Purchaser and the Shareholders shall be permitted at all times during the period in which the Deposit Account is in place, to designate a new Designee by written notice to the other parties to this Agreement. The Designees shall be the authorized signatories with respect to the Deposit Account, and all withdrawals from the joint bank account shall require the signatures of both Designees. The amount of the Closing Date Working Capital in excess of $275,000 is referred to as the "Excess Working Capital."

          (c)   All collections of accounts receivable of the Target Companies from and after the Closing shall be placed in the Deposit Account until such time as the Excess Working Capital has been paid to the Shareholders in accordance with the MAG Allocation. On each Friday from and after the Closing Date and until that certain date on which the Designees jointly determine that such Friday meetings are no longer required, the Designees shall meet in person or by telephone to discuss the funds in the Deposit Account and the cash requirements of the Target Companies for the following week. At such time that the Designees agree upon the cash requirements of the Target Companies, they shall issue or cause to be issued a check or wire transfer to the Target Companies in an amount equal to such cash requirements and shall issue or cause to be issued to the Shareholders in accordance with the MAG Allocation checks for the balance of the funds in the Deposit Account. The Parties agree to cause their respective designees to use their reasonable efforts to manage the funds in the Deposit Account so that the payments of the Excess Working Capital to the Shareholders from the joint bank account are made as soon as reasonably practicable.

          (d)   The Deposit Account shall be terminated as of the date on which the Designees agree that the Excess Working Capital has been paid in full to the Shareholders.

        1.7   Contingent Consideration.    Additional consideration of up to a maximum of $5,000,000 (the "Maximum Contingent Consideration") may be paid by the Purchaser based on a combination of 2005 and 2006 EBITDA (and, to the extent applicable, 2007 EBITDA), as follows:

          (a)   $1,500,000 in Contingent Consideration shall be payable if the Target Companies achieve at least $5,000,000 in EBITDA in 2005; in the event that the Target Companies achieve EBITDA of less than $5,000,000, no Contingent Consideration shall be payable pursuant to this Section 1.7(a). Any Contingent Consideration payable pursuant to this Section 1.7(a) (the "2005 Contingent Consideration") will be payable on or before February 15, 2006.

          (b)   So long as the Target Companies achieve EBITDA in 2005 of at least $4,000,000, additional Contingent Consideration shall be payable only if the Target Companies achieve EBITDA in 2006 (and, if applicable, 2007), as follows:

            (i)    The amount of the Contingent Consideration shall be $0 in the event that the Target Companies achieve EBITDA in 2006 of $6,000,000, and $3,500,000 if the Companies achieve EBITDA in 2006 of at least $8,000,000, and the Contingent Consideration of up to $3,500,000 shall be prorated for any EBITDA in 2006 between $6,000,000 and $8,000,000. Any Contingent Consideration payable pursuant to this Section 1.7(b)(i) (the "2006 Contingent Consideration") will be payable on or before February 15, 2007.

            (ii)   In the event that the 2006 Contingent Consideration, if any, equals less than $3,500,000, the difference between $3,500,000 and the 2006 Contingent Consideration (the "Balance") may be earned as follows: the amount of Contingent Consideration shall be $0 in the event that the Target Companies achieve EBITDA in 2007 of $7,500,000 or less, the full amount of the Balance if the Target Companies achieve EBITDA in 2007 of at least $10,000,000, the Contingent Consideration, up to the full amount of the Balance, shall be prorated for any EBITDA in 2007 between $7,500,000 and $10,000,000. Any Contingent

    Consideration payable pursuant to this Section 1.7(b)(ii) (the "2007 Contingent Consideration") will be payable on or before February 15, 2008.

        For purposes of clarity, if the Target Companies fail to achieve at least $4,000,000 in EBITDA in 2005, no Contingent Consideration shall be payable whatsoever.

          (c)   The Contingent Consideration shall be allocated among the MAG Holders in accordance with the MAG Allocation. The Contingent Consideration shall be payable, at the election of the Purchaser, (i) in cash, or (ii) if there has been no IPO as of the date that any payment of Contingent Consideration becomes due, in Series 3 Stock at the Series 3 Stock Price or (iii) if there has been an IPO as of the date of payment, in Common Stock at the IPO Price. The MAG Holders shall have the right to require payment in cash of each amount of Contingent Consideration payable pursuant to this Section 1.7 an amount equal to up to 10% of the Cash Equivalents Balance as of the end of the calendar year immediately prior to the applicable payment; provided, however, irrespective of the foregoing limitation on cash payments, in no case shall any payment pursuant to this Section 1.7 be made such that not less than 20% of the Contingent Consideration amount due is paid in cash.

          (d)   Notwithstanding the foregoing provisions of this Section 1.7, on or before April 15, 2006, the Purchaser shall have the irrevocable option to make a one-time cash payment of $2,500,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in this Section 1.7(b) above.

        1.8   Further Action.    If, at any time after the Closing, any further action is determined by any of the parties to be necessary or desirable to carry out the sale of the Target Shares consistent with the terms of this Agreement, then the Shareholders shall cooperate with the Purchaser, at the cost of the Purchaser, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request for the purpose of evidencing the sale and transfer of the Target Shares consistent with the terms of this Agreement.

        1.9   Election Regarding Cash Notes.    Not later than three (3) business days prior to the Closing, each Shareholder shall make a written election to receive such Shareholder's Cash Notes, or any portion thereof, in the form attached hereto as Exhibit D-1 or in the form attached hereto as Exhibit D-2. In the event that any one or more Shareholder fails to make such an election timely, such Shareholder shall be deemed to have elected to receive such Shareholder's Cash Note in the form attached hereto as Exhibit D-1. Such election shall be made by delivering to the Purchaser, in accordance with Section 9.8 hereof, an Election Form substantially in the form attached hereto as Exhibit D-3.

2.     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Except as set forth in the Target Disclosure Schedule delivered by the Shareholders to the Purchaser herewith, which shall clearly indicate which Target Company to which each disclosure contained therein relates, the following representations and warranties are made by each of the Shareholders, in each case to and for the benefit of the Indemnitees:

        2.1   Due Organization; No Subsidiaries.    Each of the Target Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each of the Target Companies is qualified, authorized, registered or licensed to do business as a foreign limited liability company in each jurisdiction in which the failure to so qualify would have a material adverse effect on any of the Target Companies. Each of the Target Companies is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Target Disclosure Schedule. None of the Target Companies has any subsidiaries, and none of the Target Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. None of the Target Companies has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than those set forth in the recitals to this Agreement.

        2.2   [Reserved]

        2.3   Organizational Documents; Records.    The Shareholders have delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (i) the organizational documents of each of the Target Companies, including articles of incorporation of each Target Company, including all amendments thereto; (ii) the stock records of each of the Target Companies; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors and stockholders of each of the Target Companies. There have been no meetings or other proceedings of the board of directors of any of the Target Companies or any committee (or equivalent body) thereof that are not reflected in such minutes or other records. The books of account, stock records, minute books and other records of each of the Target Companies are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of each of the Target Companies are in the actual possession and direct control of the applicable Target Company.

        2.4   Capitalization.    The Shareholders are, and will be as of the Closing Date, the sole holders of capital stock or capital stock equivalents of each of the Target Companies. The capitalization of each of the Target Companies is set forth in Part 2.4 of the Target Disclosure Schedule. Except as set forth in Part 2.4 of the Target Disclosure Schedule, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Target Companies; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Target Companies; or (c) Contract under which any of the Target Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

        2.5   Financial Statements. The Shareholders have delivered to the Purchaser the following financial statements (collectively, the "Target Financial Statements"):

          (a)   the audited balance sheets of MAG and OLWM, presented on a combined basis, as of December 31, 2003 and December 31, 2004, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Grant Thornton, LLP, with respect thereto, and

          (b)   the unaudited balance sheets of MAG and OLWM, presented on a combined basis, as of June 30, 2005, and the related statements of income and retained earnings and cash flows for the six months then ended.

        The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financials statements referred to herein do not have footnotes) and present fairly in all material respects the financial position of the Target Companies as of the respective dates thereof and the results of operations and cash flows of the Target Companies for the periods covered thereby.

        2.6   Absence of Changes.    Except as set forth in Part 2.6 of the Target Disclosure Schedule, since December 31, 2004:

          (a)   there has not been any material adverse change in, and no event has occurred that could reasonably be expected to have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of any Target Company;

          (b)   there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of any Target Company (whether or not covered by insurance);

          (c)   none of the Target Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any of its shares of capital stock;

          (d)   none of the Target Companies has paid any bonus or made any loan or advance to any Shareholder;

          (e)   each of the Target Companies has paid and discharged its obligations and liabilities in the Ordinary Course of Business;

          (f)    none of the Target Companies has purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Target Companies in the Ordinary Course of Business;

          (g)   none of the Target Companies has leased or licensed any asset from any other Person involving an aggregate amount of in excess of $10,000;

          (h)   none of the Target Companies has made any capital expenditure in excess of $10,000 as to any individual expenditure or in excess of $25,000 with respect to all capital expenditures;

          (i)    none of the Target Companies has sold or otherwise transferred, or leased or licensed, any asset to any other Person;

          (j)    none of the Target Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k)   none of the Target Companies has made any loan or advance to any other Person (other than advances of expenses to employees in the Ordinary Course of Business);

          (l)    none of the Target Companies has (i) established or adopted any Target Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

          (m)  no Target Contract by which any of the Target Companies or any of the assets owned or used by any of the Target Companies is or was bound, or under which any of the Target Companies has or had any rights or interest, has been amended or terminated;

          (n)   none of the Target Companies has incurred, assumed or otherwise become subject to any Liability, other than Liabilities incurred by the Target Companies in bona fide transactions entered into in the Ordinary Course of Business;

          (o)   none of the Target Companies has discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for Encumbrances discharged or Liabilities paid in the Ordinary Course of Business;

          (p)   none of the Target Companies has forgiven any debt or otherwise released or waived any right or claim;

          (q)   none of the Target Companies has changed any of its methods of accounting or accounting practices in any respect;

          (r)   none of the Target Companies has entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (s)   none of the Target Companies has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(r)" above.

        2.7   Title To Assets.    Each of the Target Companies owns, and has good and valid title to, the applicable assets set forth in Part 2.10 of the Target Disclosure Schedule. Except as set forth in Part 2.7 of the Target Disclosure Schedule, such assets are owned by the applicable Target Company free and clear of any Encumbrances. Part 2.7 of the Target Disclosure Schedule identifies the assets (excluding Off the Shelf Software) that are being leased or licensed to any of the Target Companies.

        2.8   Receivables.    Part 2.8 of the Target Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of each of the Target Companies as of June 30, 2005. Except as set forth in Part 2.8 of the Target Disclosure Schedule, to the knowledge of the Shareholders, all existing accounts receivable of the Target Companies (including those accounts receivable reflected on the respective unaudited balance sheet of the Target Companies at June 30, 2005 that have not yet been collected and those accounts receivable that have arisen since June 30, 2005 and have not yet been collected): (i) represent valid obligations of customers of the respective Target Companies arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) are current and will be collected in full (without any counterclaim or setoff) on or before January 31, 2006 (net of allowance for uncollectible accounts in an aggregate amount not to exceed $20,000). Part 2.8 of the Target Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, any Target Company.

        2.9   Customers.    Part 2.9 of the Target Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together which such customer's or other Person's affiliates) accounted for (i) more than $50,000 of the gross revenues of MAG in 2003 or 2004 (or is expected to account for more than $50,000 of gross revenues in 2005), or (ii) accounted for more than $40,000 of the gross revenues of OLWM in 2003 or 2004 (or is expected to account for more than $40,000 of the gross revenues of OLWM in 2005). None of the Target Companies has received any written notice indicating that any customer or other Person identified or required to be identified in Part 2.9 of the Target Disclosure Schedule may cease dealing with any Target Company or may otherwise reduce the volume of business transacted by such Person with any Target Company below historical levels. To the knowledge of the Shareholders, none of the Target Companies has received any unwritten communication indicating that any customer or other Person identified or required to be identified in Part 2.9 of the Target Disclosure Schedule may cease dealing with the applicable Target Company or may otherwise reduce the volume of business transacted by such Person with the applicable Target Company below historical levels.

        2.10 Equipment, Etc.    Part 2.10 of the Target Disclosure Schedule accurately identifies all equipment, materials, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by each of the Target Companies, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.10 of the Target Disclosure Schedule also accurately identifies all tangible assets leased to each of the Target Companies. Each Asset identified or required to be identified in Part 2.10 of the Target Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); and (ii) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements.

        2.11 Real Property.    None of the Target Companies own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.11 of the Target Disclosure Schedule. Part 2.11 of the Target Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Target Companies enjoy peaceful and undisturbed possession of such premises.

        2.12 Intellectual Property.

          (a)   Part 2.12(a) of the Target Disclosure Schedule accurately identifies and describes:

            (i)    in Part 2.12(a)(i) of the Target Disclosure Schedule, each proprietary service developed, marketed, performed or sold by any of the Target Companies, and not abandoned, at any time since inception, and any product or service currently under development by any of the Target Companies;

            (ii)   in Part 2.12(a)(ii) of the Target Disclosure Schedule: (A) each item of Registered IP in which any of the Target Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 2.12(a)(i) of the Target Disclosure Schedule that embodies, incorporates, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

            (iii) in Part 2.12(a)(iii) of the Target Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Target Companies (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of any of the Target Companies and (3) is generally available on standard terms for less than $20,000) ("Off the Shelf Software"); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to any of the Target Companies; and (C) whether the license or licenses so granted to the applicable Target Company are exclusive or nonexclusive;

            (iv)  in Part 2.12(a)(iv) of the Target Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Target IP; and

            (v)   in Part 2.12(a)(v) of the Target Disclosure Schedule, each domain name owned by any of the Target companies.

          (b)   The Target Companies have provided to the Purchaser a complete and accurate copy of each standard form of Target IP Contract currently used by any of the Target Companies, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.12(a)(iv) of the Target Disclosure Schedule, none of the Target Companies is bound by, and no Target IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Target Companies to use, exploit, assert, or enforce any Target IP anywhere in the world.

          (c)   Except as disclosed in Part 2.12(c) of the Target Disclosure Schedule, each of the Target Companies exclusively owns all right, title and interest to and in the Target IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Target Companies, as identified in Part 2.12(a)(iii) of the Target Disclosure Schedule) free and clear of any

  Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.12(a)(iv) of the Target Disclosure Schedule). Without limiting the generality of the foregoing:

            (i)    in Part 2.12(a)(ii) of the Target Disclosure Schedule, the Target Companies identified all Registered IP of the Target Companies, and all documents and instruments necessary to perfect the rights of the applicable Target Company in such Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

            (ii)   (A) each Person who was involved in the creation or development of any Target IP that has not been abandoned is or was a bona-fide employee of one or more of the Target Companies at all times during the creation or development of such Target IP, and (B) such Target IP was prepared by the applicable employee within the scope of his or her employment and, as such, the Target Companies are the sole and exclusive owner of such Target IP;

            (iii) no Target Employee has any claim, right (whether or not currently exercisable) or interest to or in any Target IP;

            (iv)  to the best of the knowledge of the Shareholders, no employee or independent contractor of any Target Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the applicable Target Company; or (B) in breach of any Contract known to any of the Target Companies or the Shareholders with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

            (v)   no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Target IP;

            (vi)  the applicable Target Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by such Target Company, or purported to be held by such Target Company, as a trade secret;

            (vii) except as may be disclosed in Part 2.12(c)(vii) of the Target Disclosure Schedule, since inception no Target Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

            (viii)  no Target Company is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Target Companies to grant or offer to any other Person any license or right to any Target IP; and

            (ix)  each Target Company owns or otherwise has, and after the Closing the Purchaser will continue to have, all Intellectual Property Rights needed to conduct the business of each of the Target Companies as currently conducted and currently planned by the Target Companies to be conducted.

          (d)   All Target IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

            (i)    no Target Company holds any U.S. patents or has made any patent applications in the U.S.;

            (ii)   no Target Company holds any foreign patents or has made any foreign patent applications;

            (iii) to the best of the knowledge of the Shareholders, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Target Companies conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

            (iv)  each item of Target IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Target IP in full force and effect have been made by the applicable deadline;

            (v)   no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any Target Company has been abandoned, allowed to lapse or rejected;

            (vi)  Part 2.12(d)(vi) of the Target Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP in full force and effect;

            (vii) the Target Companies have provided to the Purchaser complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

            (viii)  no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the best of the knowledge of the Shareholders, threatened, in which the scope, validity or enforceability of any Target IP is being, has been or could reasonably be expected to be contested or challenged; and

            (ix)  to the best of the knowledge of the Target Companies and the Shareholders, there is no basis for a claim that any Target IP is invalid or unenforceable.

          (e)   Except as disclosed in Part 2.12(e) of the Target Disclosure Schedule, neither the execution, delivery or performance of any of the Transactional Agreements by the Shareholders nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Target IP; (ii) a Breach of any Contract listed or required to be listed in Part 2.12(a)(iii) of the Target Disclosure Schedule; (iii) the release, disclosure or delivery of any Target IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Target IP.

          (f)    To the best of the knowledge of the Shareholders, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Target IP. Part 2.12(f) of the Target Disclosure Schedule accurately identifies (and the Target Companies have provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Target Company or any Representative of the Target Companies regarding any actual, alleged or suspected infringement or misappropriation of any Target IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

          (g)   Except as disclosed in Part 2.12(g) of the Target Disclosure Schedule, no Target Company has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

            (i)    no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any Target Company, and no Intellectual Property ever owned, used or developed by any Target Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

            (ii)   no infringement, misappropriation or similar claim or Proceeding is pending, or to the best of the knowledge of the Shareholders has been threatened, against any Target Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to such claim or Proceeding (other than as described in Parts 2.12(g), 2.14(a) and 2.25 of the Target Disclosure Schedule);

            (iii) to the Shareholders' knowledge, no Target Company has ever received any notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person (other than as described in Parts 2.12(g), 2.14(a) and 2.25 of the Target Disclosure Schedule);

            (iv)  no Target Company is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Target IP Contracts described in Section 2.12(b) or Contracts described in Part 2.12(g) of the Target Disclosure Schedule);

            (v)   no Target Company has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Target IP Contracts described in Section 2.12(b)); and

            (vi)  no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any Target Company is pending or, to the best of the knowledge of the Shareholders, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any Target Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any Target Company.

          (h)   None of the Target Software (other than Target Software that is (x) currently under development and (y) is not, as of the date hereof, the subject of any license agreements or customer contract of any kind): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Target Software or any product or system containing or used in conjunction with such Target Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Target Software. The Target Companies have provided to the Purchaser a complete and accurate list of all known bugs, defects and errors in each version and component of the Target Software.

          (i)    None of the Target Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

          (j)    None of the Target Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Target Software on, the disclosure, licensing or distribution of any source code for any portion of such Target Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Target Companies to use or distribute any Target Software.

          (k)   Except as identified in Part 2.12(k) of the Target Disclosure Schedule, no source code for any Target Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Target Company. No Target Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Target Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the applicable Target Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Target Software to any other Person who is not, as of the date of this Agreement, an employee of any Target Company.

        2.13 Contracts.

          (a)   Part 2.13 of the Target Disclosure Schedule sets forth a list of all of the following Contracts ("Material Contracts") to which any Target Company is a party or by or to which their properties or assets may be bound or subject:

            (i)    Contracts which call for payments by any Target Company of more than $25,000 or which cannot be canceled without liability, premium or penalty;

            (ii)   Contracts pursuant to the terms of which there is either a current or future right of any Target Company receive payments in excess of $25,000;

            (iii) Contracts relating to the borrowing of money;

            (iv)  Contracts with any current or former officer or director that are in effect as of the date hereof, or with any consultants or other agents involving payment of $10,000 or more per annum and are in effect as of the date hereof, or with any current stockholder of the Company or with any Affiliate of any of the foregoing Persons;

            (v)   Contracts with any Person to sell, distribute or otherwise market any Target Company's products or services;

            (vi)  Contracts for the sale of any services or properties other than in the Ordinary Course of Business or for the grant to any Person of any option or preferential rights to purchase any properties;

            (vii) partnership or joint venture agreements;

            (viii)  Contracts under which any Target Company agrees to indemnify any party (other than on customary terms in connection with the sale of the Company's products or services in the Ordinary Course of Business and the Company has provided copies of such Contracts to the Purchaser Group) or to share or guarantee any liability of any party (excluding Contracts relating to Off the Shelf Software);

            (ix)  Contracts containing covenants of any Target Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any Target Company in any line of business or in any geographical area;

            (x)   Contracts containing obligations or liabilities of any kind to holders of the capital stock of any Target Company as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws);

            (xi)  any other Contract that is material to the properties, assets, business, results of operations or condition (financial or otherwise) of the Company or the Subsidiary, taken as a whole; and

            (xii) Contracts relating to the settlement of any Claim in excess of $25,000. Part 2.13 of the Target Disclosure Schedule also lists and describes the status of all material Contracts currently in negotiation or proposed by any Target Company of a type which if entered into by such Target Company would be required to be listed on Part 2.13 of the Target Disclosure Schedule or on any other Schedule ("Proposed Material Contracts").

          (b)   The Target Companies have delivered to the Purchaser accurate and complete copies of all Contracts identified in Part 2.13 of the Target Disclosure Schedule, including all amendments thereto. Each Target Contract is valid and in full force and effect.

          (c)   Except as set forth in Part 2.13 of the Target Disclosure Schedule: (i) no Target Company has violated or breached, or declared or committed any default under, any Target Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach by any Target Company of any of the provisions of any Target Contract, (B) give any Target Company the right to declare a default or exercise any remedy under any Target Contract, (C) give any Target Company the right to accelerate the maturity or performance of any Target Contract, or (D) give any Target Company the right to cancel, terminate or modify any Target Contract; (iii) no Target Company has received any written notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Target Contract; and (iv) no Target Company has waived any right under any Target Contract.

          (d)   Except as set forth in Part 2.13 of the Target Disclosure Schedule, to the best of the knowledge of the Shareholders, each Person against which any Target Company has or may acquire any rights under any Target Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

          (e)   Except as set forth in Part 2.13 of the Target Disclosure Schedule, no Target Company has ever guaranteed or otherwise agreed to cause, insure or become liable for, and no Target Company has ever pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person. The performance of the Target Contracts by the Target Companies will not result in any violation of or failure to comply with any Legal Requirement. No Person is renegotiating, or has the contractual right to renegotiate, any amount paid or payable to any Target Company under any Target Contract or any other term or provision of any Target Contract.

          (f)    The Contracts identified in Part 2.13 of the Target Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Target Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted.

        2.14 Liabilities.

          (a)   Except as set forth in Part 2.14 of the Target Disclosure Schedule, no Target Company has any Liabilities, except for: (i) liabilities identified as such in the "liabilities" columns of the combined audited balance sheet of MAG and OLWM included in the Target Financial Statements;

  (ii) Liabilities incurred by the respective Target Companies in bona fide transactions entered into in the Ordinary Course of Business since December 31, 2004; (iii) obligations under the Contracts listed in Part 2.13 of the Target Disclosure Schedule; and (iv) the other Liabilities of the Target Companies listed in Part 2.14 of the Target Disclosure Schedule.

          (b)   Part 2.14 of the Target Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of each of the Target Companies as of the date of this Agreement; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by each of the Target Companies as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of all notes payable and other indebtedness of each of the Target Companies as of the date of this Agreement.

          (c)   None of the Target Companies and no Shareholder has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

        2.15 Compliance with Legal Requirements. Except as set forth in Part 2.15 of the Target Disclosure Schedule: (a) each of the Target Companies is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) each of the Target Companies has at all times been in compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by any Target Company of, or a failure on the part of any Target Company to comply with, any Legal Requirement in all material respects; and (d) no Target Company has received, at any time, any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of such Target Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Shareholders have delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Shareholders or any Target Company has access that addresses or otherwise relates to the compliance of any Target Company with, or the applicability to any Target Company of, any Legal Requirement.

        2.16 Governmental Authorizations. Part 2.16 of the Target Disclosure Schedule identifies: (a) each Governmental Authorization that is held by any Target Company; and (b) each other Governmental Authorization that, to the best of the knowledge of the Shareholders, is held by any employee of any Target Company and relates to or is useful in connection with the business of the Target Company. The Shareholders have delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.16 of the Target Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.16 of the Target Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.16 of the Target Disclosure Schedule: (i) the applicable Target Company is and has at all times been in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Target Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure by the applicable Target Company to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Target Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Target Disclosure Schedule; (iii) no Target Company has ever received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.16 of the Target Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.16 of the Target Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable each Target Company to conduct its business in the manner in which such business is currently being conducted, and (ii) to permit each of the Target Companies to own and use its respective assets in the manner in which they are currently owned and used.

        2.17 Tax Matters.

          (a)   At all times since inception, each of the Target Companies has been a validly electing "S" Corporation within the meaning of Sections 1361 and 1362 of the Code and will be an S Corporation up to and including the Closing Date.

          (b)   Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by any Target Company has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by any Target Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (c)   Part 2.17 of the Target Disclosure Schedule accurately identifies each examination or audit of any Tax Return of each Target Company that has been conducted since January 1, 2002. The Shareholders have delivered to the Purchaser accurate and complete copies of all audit reports and similar documents relating to such Tax Returns.

          (d)   Except as set forth in Part 2.17 of the Target Disclosure Schedule, no claim or other Proceeding is pending, or to the best of the knowledge of the Shareholders has been threatened, against or with respect to any Target Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Target Company.

          (e)   The Shareholders have delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to any Target Company since January 1, 2002. Except as disclosed in Part 2.17 of the Target Disclosure Schedule, the information contained in such Tax Returns is accurate and complete in all material respects.

        2.18 Employee and Labor Matters.

          (a)   Part 2.18(a) of the Target Disclosure Schedule accurately sets forth, with respect to each employee of any Target Company (including any employee of any Target Company who is on a leave of absence or on layoff status):

            (i)    the name of such employee and the date as of which such employee was originally hired by the respective Target Company;

            (ii)   such employee's title, and a description of such employee's duties and responsibilities;

            (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Target Companies with respect to services performed in 2004;

            (iv)  such employee's annualized compensation as of the date of this Agreement;

            (v)   each Target Employee Plan in which such employee participates or is eligible to participate; and

            (vi)  any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the applicable Target Company's business.

          (b)   Except as set forth in Part 2.18(b) of the Target Disclosure Schedule, the employment of each of the Target Companies' employees who will be employed by the Purchaser on the Closing Date is terminable by the applicable Target Company at will and any such termination would not result in any amount of severance or other payment owing to such employee. The Shareholders have delivered or made available to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Target Companies.

          (c)   To the best of the knowledge of the Shareholders, as to each employee of any Target Company who will be employed by the Purchaser on the Closing Date:

            (i)    such employee does not intend to terminate his employment with the applicable Target Company;

            (ii)   such employee has not received an offer to join a business that may be competitive with the business of any Target Company; and

            (iii) such employee is not a party to or is not bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the applicable Target Company) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Target Company; or (B) the Target Company's business or operations.

          (d)   Part 2.18(d) of the Target Disclosure Schedule accurately sets forth, with respect to each independent contractor of any Target Company whose services will be continued by the Purchaser after the Closing Date:

            (i)    the name of such independent contractor and the date as of which such independent contractor was originally engaged by the applicable Target Company;

            (ii)   a description of such independent contractor's duties and responsibilities;

            (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Target Companies with respect to services performed in 2004;

            (iv)  the terms of compensation of such independent contractor; and

            (v)   any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with any Target Company's business.

          (e)   Except as set forth in Part 2.18(e) of the Target Disclosure Schedule, no Target Company is a party to or bound by, and no Target Company has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract or, since January 1, 2002, any employment agreement.

          (f)    There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any Target Company, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the best of the knowledge of the Shareholders, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of Shareholders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Target Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

        2.19 Employee Benefit Plans and Compensation.

          (a)   Part 2.19(a) of the Target Disclosure Schedule contains an accurate and complete list as of the date hereof of each Target Employee Plan and each Target Employee Agreement. No Target Company intends or has committed to establish or enter into any new Target Employee Plan or Target Employee Agreement, or to modify any Target Employee Plan or Target Employee Agreement (except to conform any such Target Employee Plan or Target Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

          (b)   The Shareholders have delivered to the Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Target Employee Plan and each Target Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan; (iii) if the Target Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Target Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan; (v) all material written Contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Target Employee relating to any Target Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any Target Company or its Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Target Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any Target Company or its Affiliates pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan; (x) all discrimination tests required under the Code for each Target Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the Code.

          (c)   The Target Companies and each of their respective Affiliates have performed all material obligations required to be performed by them under each Target Employee Plan and are not in material default or material violation of, and neither any Target Company nor any of the Shareholder has knowledge of any material default or material violation by any other party to, the terms of any Target Employee Plan, and each Target Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no claims or Proceedings pending, or, to the best of the knowledge of the Shareholders, threatened or reasonably anticipated (other than routine claims for benefits), against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, any Target Company or any of their respective Affiliates (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the best of the knowledge of the Shareholders threatened, by the IRS, DOL, or any other Governmental Body with respect to any Target Employee Plan. No Target Company nor any of their respective Affiliates has ever incurred any penalty or tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Target Companies have made all contributions and other payments required by and due under the terms of each Target Employee Plan.

          (d)   Neither any Target Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Target Pension Plan subject to Title IV of ERISA; or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA. Neither any Target Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Target Pension Plan in which stock of any Target Company is or was held as a plan asset.

          (e)   No Target Employee Plan provides (except at no cost to any Target Company or any Affiliate), or reflects or represents any liability of any Target Company or any Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any Target Company or their respective Affiliates, neither any Target Company nor any of their Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Target Employee (either individually or to Target Employees as a group) or any other Person that such Target Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (f)    Except as set forth in Part 2.19(f) of the Target Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Target Employee Plan, Target Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Target Employee.

          (g)   Except as set forth in Part 2.19(g) of the Target Disclosure Schedule, each of the Target Companies and their respective Affiliates: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Target Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Target Employees; (iii) are not liable for any arrears of wages or any Tax or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Target Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as disclosed in Part 2.19(g) of the Target Disclosure Schedule, there are no pending or, to the best of the knowledge of the Shareholders, threatened or reasonably anticipated claims or Proceedings against any Target Company or any Affiliate under any worker's compensation policy or long-term disability policy.

          (h)   To the best of the knowledge of the Shareholders, no Target Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person's efforts to promote the interests of the applicable Target Company or that would interfere with the business of any Target Company or any Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any Target Company as presently conducted nor any activity of such Shareholder or Target Employees in connection with the carrying on of the business of any Target Company or any Affiliate as presently conducted will, to the best of the knowledge of the Shareholders, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Target Employees is now bound.

        2.20 Environmental Matters.

          (a)   No Target Company is liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

          (b)   No Target Company has ever received any notice from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence, any contribution action or other Proceeding against any Target Company in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in any Target Company becoming subject to, any such Liability.

          (c)   No Target Company has ever generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully), nor permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by any Target Company; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by any Target Company.

        2.21 Performance of Services.    All services that have been performed by or on behalf of the Target Companies were performed in all material respects in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by any Target Company. There is no claim pending or, to the best knowledge of the Shareholders being threatened, against any Target Company relating to any services performed by any such Target Company, and, to the best of the knowledge of the Shareholders, there is no basis for the assertion of any such claim.

        2.22 Insurance.    Part 2.22 of the Target Disclosure Schedule identifies each insurance claim made by any Target Company since December 31, 2002. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. No Target Company has received: (i) any written notice regarding the actual or possible cancellation or invalidation of any of the Target Companies' insurance policies or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any written notice regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the Target Companies' insurance policies; or (iii) any written indication that the issuer of any of the Target Companies' insurance policies may be unwilling or unable to perform any of its obligations thereunder.

        2.23 Related Party Transactions.    Except as set forth in Part 2.23 of the Target Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the assets of any Target Company; (b) no Related Party is indebted to any Target Company; (c) since December 31, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Target Contract, transaction or business dealing of any nature involving any Target Company; (d) no Related Party is competing, or has at any time since December 31, 2002 competed, directly or indirectly, with any Target Company; (e) no Related Party has any claim or right against any Target Company; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against any Target Company.

        2.24 Certain Payments, Etc. No Target Company has, and to the best knowledge of the Shareholders no officer, employee, agent or other Person associated with or acting for or on behalf of any Target Company has, at any time, directly or indirectly: (a) used any funds of any Target Company (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of any Target Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

        2.25 Proceedings; Orders.    Except as set forth in Part 2.25 of the Target Disclosure Schedule, there is no pending Proceeding, and to the best of the knowledge of the Shareholders no Person has threatened to commence any Proceeding: (i) that involves any Target Company or that otherwise relates to or might affect the business of any Target Company (whether or not any Target Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.25 of the Target Disclosure Schedule, to the best of the knowledge of the Shareholders no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.25 of the Target Disclosure Schedule, no Proceeding has been commenced by or against any Target Company since January 1, 2000. The Shareholders have delivered or made available to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which any of the Shareholders or any of the Target Companies has access and which are not subject to the attorney client privilege or work product doctrine) that relate to the Proceedings identified in Part 2.25 of the Target Disclosure Schedule. There is no Order to which any Target Company, or any of the assets owned or used by any Target Company, is subject; and none of the Shareholders or any other Related Party is subject to any Order that relates to any of the Target Companies' business or to any of the assets of any Target Company. To the best of the knowledge of the Shareholders, no employee of any Target Company is subject to any Order that may prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the business of the applicable Target Company. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance or net income of any Target Company or on the ability of any Shareholder to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

        2.26 Non-Contravention; Consents.    Except as set forth in Part 2.26 of the Target Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by the Shareholders, nor the consummation or performance of any of the Transactions by the Shareholders, will directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Target Companies, is subject;

          (b)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Target Company or any employee of any Target Company;

          (c)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Target Contract;

          (d)   give any Person the right to (i) declare a default or exercise any remedy under any Target Contract, (ii) accelerate the maturity or performance of any Target Contract, or (iii) cancel, terminate or modify any Target Contract; or

          (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset of the Target Companies.

        Except as set forth in Part 2.26 of the Target Disclosure Schedule, no Shareholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

        2.27 Brokers.    Except as disclosed in Part 2.27 of the Target Disclosure Schedule, no Target Company nor any Shareholder has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        2.28 Full Disclosure.    None of the Transactional Agreements or the Target Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which such statements were made, not misleading. All of the information set forth in the Target Disclosure Schedule, and all other information regarding the Target Companies and their respective business, condition, assets, liabilities, operations, financial performance and net income that has been furnished to the Purchaser or any of the Purchaser's Representatives by or on behalf of any Shareholder or by any Representative of any Shareholder, is accurate and complete in all material respects.

3.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as set forth on the Purchaser Disclosure Schedule delivered by the Purchaser to the Shareholders herewith, the Purchaser represents and warrants, to and for the benefit of the Shareholders, as follows:

        3.1   Due Organization; No Subsidiaries; Etc.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is qualified, authorized, registered or licensed to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Purchaser. Except with respect to its ownership interest in Information Services Extended, Inc. ("ISx") the Purchaser does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Purchaser has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "Local Matters, Inc.," "Aptas, Inc.," "AccelX," "ImpulseSale.com, Inc.," "Nextron Communications, Inc.," "Nextron," "YP Solutions," "YP Web Partners LLC," and "Information Services Extended, Inc."

        3.2   Organizational Documents; Records. The Purchaser has delivered to (or made available for inspection by) the Shareholders accurate and complete copies of: (i) the organizational documents of the Purchaser, including its certificate of incorporation, including all amendments thereto; (ii) the stock records of the Purchaser; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Purchaser, the board of directors of the Purchaser and all committees of the board of directors of the Purchaser. There have been no meetings or other proceedings of the shareholders of the Purchaser, the board of directors of the Purchaser or any committee of the board of directors of the Purchaser that are not fully reflected in all material respects in such minutes or other records. The books of account, stock records, minute books and other records of the Purchaser are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Purchaser are in the actual possession and direct control of the Purchaser.

        3.3   Purchaser Financial Statements.    The Purchaser has delivered to the Shareholders the following financial statements (collectively, the "Purchaser Financial Statements"): the unaudited balance sheet of the Purchaser as of December 31, 2004 and the related statement of income for the year then ended, the audited balance sheet of the Purchaser as of December 31, 2003 and the related statement of income for the year then ended and the unaudited pro forma consolidated balance sheet of the Purchaser as of June 30, 2005, and the related pro forma consolidated statement of income for the six months then ended. The Purchaser Financial Statements have been prepared in accordance with GAAP (except that the unaudited Purchaser Financial Statements do not have footnotes) and present fairly in all material respects the financial position of the Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the periods covered thereby.

        3.4   Absence of Changes. Except as set forth in Part 3.4 of the Purchaser Disclosure Schedule, since December 31, 2004:

          (a)   there has not been any adverse change in, and no event has occurred that could reasonably be expected to have an a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of the Purchaser;

          (b)   there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Purchaser (whether or not covered by insurance);

          (c)   the Purchaser has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)   the Purchaser has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Purchaser in the Ordinary Course of Business;

          (e)   the Purchaser has not leased or licensed any asset from any other Person;

          (f)    the Purchaser has not made any capital expenditure;

          (g)   the Purchaser has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

          (h)   the Purchaser has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (i)    the Purchaser has not made any loan or advance to any other Person;

          (j)    no Contract by which the Purchaser or any of the assets owned or used by the Purchaser are or were bound, or under which the Purchaser have or had any rights or interest, has been amended or terminated;

          (k)   the Purchaser has not incurred, assumed or otherwise become subject to any Liability, other than Liabilities incurred by the Purchaser in bona fide transactions entered into in the Ordinary Course of Business;

          (l)    the Purchaser has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for Encumbrances discharged or Liabilities paid in the Ordinary Course of Business;

          (m)  the Purchaser has not forgiven any debt or otherwise released or waived any right or claim other than in the Ordinary Course of Business;

          (n)   the Purchaser has not changed any of its methods of accounting or accounting practices in any respect;

          (o)   the Purchaser has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

          (p)   the Purchaser has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(o)" above; and

          (q)   the Purchaser has paid and discharged its obligations and liabilities in the Ordinary Course of Business.

        3.5   Brokers.    The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        3.6   Authority and Related Matters.    The Purchaser has all requisite power and authority to enter into this Agreement and any Transactional Agreement to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and any Transactional Agreement to which the Purchaser is a party and the consummation of the Transactions have been duly authorized by all necessary organizational action on the Part of the Purchaser, and no further action is required on the Part of the Purchaser to authorize the Agreement and any Transactional Agreement to which it is a party and the Transactions. This Agreement and any Transactional Agreement to which it is a party have been duly executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery by the other parties to such Transactional Agreements, constitutes or will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.7   ISx Intellectual Property. To the knowledge of the Purchaser, the representations and warranties made by ISx in Section 2.9 of that certain Stock Purchase Agreement, dated April 14, 2005, between the Purchaser and ISx (the "Stock Purchase Agreement"), as qualified by the Disclosure Schedule (as defined in the Stock Purchase Agreement and as in effect as of the date hereof), are true and correct in all material respects.

        3.8   Intellectual Property.

          (a)   Part 3.8(a) of the Purchaser Disclosure Schedule accurately identifies and describes:

            (i)    in Part 3.8(a)(i) of the Purchaser Disclosure Schedule, each proprietary service developed, marketed, performed or sold by the Purchaser at any time since December 31, 2001, and not abandoned, and any product or service currently under development by the Purchaser;

            (ii)   in Part 3.8(a)(ii) of the Purchaser Disclosure Schedule: (A) each item of Registered IP in which the Purchaser has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 3.8(a)(i) of the Purchaser Disclosure Schedule that embodies, incorporates or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

            (iii) in Part 3.8(a)(iii) of the Purchaser Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Purchaser (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Purchaser and (3) is generally available on standard terms for less than $20,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Purchaser; and (C) whether the license or licenses so granted to the Purchaser are exclusive or nonexclusive; and

            (iv)  in Part 3.8(a)(iv) of the Purchaser Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Purchaser IP.

          (b)   The Purchaser has provided to the Shareholders (or their Representatives) a complete and accurate copy of each standard form of Purchaser IP Contract currently used by the Purchaser, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 3.8(a)(iv) of the Purchaser Disclosure Schedule, the Purchaser is not bound by, and no Purchaser IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Purchaser to use, exploit, assert, or enforce any Purchaser IP anywhere in the world.

          (c)   Except as disclosed in Part 3.8(c) of the Purchaser Disclosure Schedule, the Purchaser exclusively owns all right, title and interest to and in the Purchaser IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Purchaser, as identified in Part 3.8(a)(iii) of the Purchaser Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.8(a)(iv) of the Purchaser Disclosure Schedule). Without limiting the generality of the foregoing:

            (i)    in Part 3.8(a)(ii) of the Purchaser Disclosure Schedule, Purchaser has identified all Registered IP of the Purchaser; all documents and instruments necessary to perfect the rights of the Purchaser in such Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

            (ii)   each Person who is or was an employee or independent contractor of the Purchaser and who is or was involved in the creation or development of any Purchaser IP has signed an agreement containing an irrevocable assignment of Intellectual Property Rights to the Purchaser and confidentiality provisions protecting the Purchaser IP;

            (iii) no Employee of the Purchaser has any claim, right (whether or not currently exercisable) or interest to or in any Purchaser IP;

            (iv)  to the best of the knowledge of the Purchaser, no employee or independent contractor of the Purchaser is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Purchaser; or (B) in breach of any Contract known to the Purchaser with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

            (v)   no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Purchaser IP;

            (vi)  the Purchaser has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Purchaser, or purported to be held by the Purchaser, as a trade secret;

            (vii) except as may be disclosed in Part 3.8(c)(vii) of the Purchaser Disclosure Schedule, since December 31, 2001, the Purchaser has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

            (viii)  the Purchaser is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Purchaser to grant or offer to any other Person any license or right to any Purchaser IP; and

            (ix)  the Purchaser owns or otherwise has all Intellectual Property Rights needed to conduct the business of the Purchaser as currently conducted.

          (d)   All Purchaser IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

            (i)    to the best of the knowledge of the Purchaser no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Purchaser conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

            (ii)   to the best of the knowledge of the Purchaser, there is no basis for a claim that any Purchaser IP is invalid or unenforceable.

          (e)   Except as disclosed in Part 3.8(e) of the Purchaser Disclosure Schedule, neither the execution, delivery or performance of any of the Transactional Agreements by the Purchaser nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Purchaser IP; (ii) a Breach of any Contract listed or required to be listed in Part 3.8(a)(iii) of the Purchaser Disclosure Schedule; (iii) the release, disclosure or delivery of any Purchaser IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Purchaser IP.

          (f)    To the best of the knowledge of the Purchaser, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Purchaser IP. Part 3.8(f) of the Purchaser Disclosure Schedule accurately identifies (and the Purchaser has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Purchaser regarding any actual, alleged or suspected infringement or misappropriation of any Purchaser IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

          (g)   Except as disclosed in Part 3.8(g) of the Purchaser Disclosure Schedule, the Purchaser has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

            (i)    no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Purchaser, and no Intellectual Property ever owned, used or developed by the Purchaser, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

            (ii)   no infringement, misappropriation or similar claim or Proceeding is pending, or to the best of the knowledge of the Purchaser has been threatened, against the Purchaser or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Purchaser with respect to such claim or Proceeding;

            (iii) to its knowledge, the Purchaser has never received any notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

            (iv)  the Purchaser is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Purchaser IP Contracts described in Section 3.8(b));

            (v)   the Purchaser has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Purchaser IP Contracts described in Section 3.8(b)); and

            (vi)  no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Purchaser is pending or, to the best of the knowledge of the Purchaser, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or

    Intellectual Property Right by the Purchaser; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Purchaser.

          (h)   None of the Purchaser Software (other than Purchaser Software that is (i) currently under development and (ii) is not, as of the date hereof, the subject of any license agreements or customer contract of any kind): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Purchaser Software or any product or system containing or used in conjunction with such Purchaser Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Purchaser Software.

          (i)    None of the Purchaser Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

          (j)    None of the Purchaser Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Purchaser Software on, the disclosure, licensing or distribution of any source code for any portion of such Purchaser Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Purchaser to use or distribute any Purchaser Software.

          (k)   Except as identified in Part 3.8(k) of the Purchaser Disclosure Schedule, no source code for any Purchaser Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Purchaser. The Purchaser does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Purchaser Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Purchaser. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Purchaser Software to any other Person who is not, as of the date of this Agreement, an employee of the Purchaser.

        3.9   Liabilities.

          (a)   Except as set forth in Part 3.9 of the Purchaser Disclosure Schedule, the Purchaser has no Liabilities, except for: (i)  Liabilities identified as such in the "liabilities" columns of the Purchaser Financial Statement; (ii) Liabilities incurred by the Purchaser in bona fide transactions entered into in the Ordinary Course of Business since April 30, 2005; and (iii) the other Liabilities of Purchaser listed in Part 3.9 of the Purchaser Disclosure Schedule.

          (b)   The Purchaser has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

        3.10 Proceedings; Orders.    Except as set forth in Part 3.10 of the Purchaser Disclosure Schedule, there is no pending Proceeding, and to the best of the knowledge of the Purchaser no Person has threatened to commence any Proceeding: (i) that involves the Purchaser or that otherwise relates to or might affect the business of the Purchaser (whether or not the Purchaser is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 3.10 of the Purchaser Disclosure Schedule, to the best of the knowledge of the Purchaser no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 3.10 of the Purchaser Disclosure Schedule, no Proceeding has ever been commenced by or against the Purchaser. The Purchaser has delivered to the Shareholders accurate and complete copies of all pleadings, correspondence and other written materials (to which the Purchaser has access and which are not subject to the attorney client privilege or work product doctrine) that relate to the Proceedings identified in Part 3.10 of the Purchaser Disclosure Schedule. There is no Order to which the Purchaser, or any of the assets owned or used by the Purchaser, is subject; and the Purchaser is not subject to any Order that relates to its business or to any of the assets of its Purchaser. To the best of the knowledge of the Purchaser, no employee of the Purchaser is subject to any Order that may prohibit the employee from engaging in or continuing any conduct, activity or practice relating to the business of the Purchaser respectively. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance or net income of the Purchaser or on the ability of the Purchaser with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

        3.11 Full Disclosure.    None of the Transactional Agreements or the Purchaser Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which such statements were made, not misleading. All of the information set forth in the Purchaser Disclosure Schedule, and all other information regarding the Purchaser and its business, condition, assets, liabilities, operations, financial performance and net income that has been furnished to the Shareholders or any of the Shareholders' Representatives by or on behalf of Purchaser, is accurate and complete in all material respects.

        3.12 Capitalization.    As of the date hereof, the authorized capital stock of Purchaser consists of 50,000,000 shares of common stock, par value $.001 per share, of which 100,532shares are issued and outstanding and 50,000,000 shares of preferred stock, par value $.001 per share, of which 13,608,227 shares are issued and outstanding. Except as set forth in Part 3.12 of the Purchaser Disclosure Schedule, as of the date hereof, there is no: (a)    outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Purchaser; (b)    outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Purchaser; (c)    Contract under which the Purchaser is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (d)    Contract under which the Purchaser is or may become obligated to repurchase or redeem any shares of its capital stock or any other securities; or (e)    Contract under which the Purchaser is or may become obligated to pay dividends on any shares of its capital stock or any other securities.

        3.13 Investment Representations.

          (a)   The Target Shares are being acquired by the Purchaser pursuant to the terms and subject to the conditions of this Agreement and for such Purchaser's own account and for investment purposes only, and not with a view to any public resale, public distribution or other public offering thereof, in each case within the meaning of the Securities Act or any states securities or (blue sky) law.

          (b)   The Purchaser understands and acknowledges that the Target Shares to be acquired by it may not be sold or otherwise disposed of, except pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

          (c)   The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the prospective acquisition of the Target Shares, and the Purchaser is able to bear the economic consequences thereof.

          (d)   In making the decision to acquire the Target Shares, the Purchaser has relied upon its independent investigation and, to the extent believed by the Purchaser to be appropriate, the Purchaser's Representative, and has not relied upon any representation or warranty from the Shareholders other than those representations and warranties set forth in this Agreement.

          (e)   The Purchaser is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D as currently in effect.

4.     COVENANTS OF THE PARTIES

        4.1   Disclosure.    Prior to or following the Closing Date, neither the Purchaser nor any of the Shareholders nor any of their respective Representatives shall issue any press release or other public disclosures (other than to its employees, customers and vendors) regarding the Transactions unless both the Purchaser and the Shareholders shall have approved such press release or disclosure in writing.

        4.2   Access to Information.    From the date of this Agreement until the Closing Date, upon reasonable prior notice, the Shareholders shall afford, and shall cause the Target Companies to afford, the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Target Companies, as applicable, and furnish to the Purchaser such additional information regarding the Target Companies as the Purchaser may from time to time reasonably request. From the date of this Agreement until the Closing Date, upon reasonable prior notice, the Purchaser shall afford the Shareholders reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser, and furnish to the Shareholders such additional information regarding the Purchaser as the Shareholders may from time to time reasonably request.

        4.3   S-Corp Status.    The Shareholders shall not, and shall ensure that the Target Companies shall not, revoke any Target Company's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Other than in connection with the transactions contemplated at Closing, the Target Companies and the Shareholders will not take or allow any action that would result in the termination of any Target Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

        4.4   Section 338(h)(10) Election.

          (a)   The Shareholders will join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local and foreign tax law) with respect to the purchase and sale of the Target Shares hereunder (a "Section 338(h)(10) Election"). Each Shareholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent permitted by applicable Law. The parties agree that, on the Closing Date, the Purchaser shall pay to the MAG Holders, in accordance with the MAG Allocation, $60,746.00 in cash (the "Gross-Up Payment"), in addition to the Purchase Price.

          (b)   Purchaser shall be responsible for, and control, the preparation and filing of the Section 338(h)(10) Election. A preliminary allocation of the Total Purchase Price among the assets of the Target Companies is set forth in Exhibit G hereto. The final allocation of the Total Purchase Price shall be jointly agreed to by the Shareholders and Purchaser in good faith on the basis of Exhibit G to reflect the operations of the Target Companies through the Closing Date. On or within thirty (30) days of the Closing, Shareholders shall execute and deliver to Purchaser such documents or forms (including Section 338 Forms, as defined below) as Purchaser shall reasonably request or as are required by applicable Law to make effective the Section 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or foreign Taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, any "statement of Section 338 Election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury regulations.

        4.5   Conduct of Target Companies Prior to Closing.    The Shareholders shall ensure, and shall cause the Target Companies to ensure that, except with the consent of Purchaser, from the date hereof until the Closing Date:

          (a)   the Target Companies conduct their respective operations in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement;

          (b)   the Target Companies shall use their commercially reasonable efforts to (i) preserve intact their current business organizations, (ii) keep available the services of their current officers and employees, (iii) maintain their relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, independent contractors and other Persons having business relationships with the Target Companies and (iv) promptly repair, restore or replace any assets that are destroyed or damaged;

          (c)   to the extent requested by the Purchaser, the officers of the Target Companies shall confer with the Purchaser concerning operational matters outside the Ordinary Course of Business and the status of the Target Companies, including their condition, assets, Liabilities, operations, financial performance and prospects;

          (d)   the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to an acquisition of the Target Companies and neither the Target Companies nor the Target Shareholders becomes a party to an agreement providing for the acquisition of the Target Companies or the Target Shares;

          (e)   no Target Company forms any Subsidiary or acquires any equity interest or other interest in any other Entity;

          (f)    no Target Company incurs or assumes any Liability, except for current Liabilities incurred in the Ordinary Course of Business, and no Target Company makes any payment (whether of interest, principal or otherwise) with respect to any Indebtedness, excluding, however, payments of Indebtedness in accordance with the terms and conditions of such Indebtedness, payment in full of all long-term Indebtedness prior to the Closing, ordinary course vendor and supplier financing as well as non-debt obligations pursuant to customer contracts;

          (g)   none of the Target Companies establishes or adopts any Benefit Plan, employment agreement, retention plan, change of control agreement or similar agreement or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors other than increases in the Ordinary Course of Business; and

          (h)   none of the Target Companies nor any Shareholder enters into any transaction or takes any other action that would reasonably be expected to constitute a Breach of any representation or warranty made by the Shareholders in this Agreement as of the Closing Date.

        4.6   Filings and Consents; Reasonable Best Efforts.    The parties shall use their reasonable best efforts to make all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions on a timely basis. From the date hereof through the Closing Date, the parties shall use their reasonable best efforts to cause the conditions set forth in Sections 8.2 and 8.3 (as applicable) to be satisfied on a timely basis.

        4.7   Notification; Updates to Disclosure Schedule.    From the date hereof through the Closing Date, the parties shall use reasonable best efforts to promptly notify the other parties in writing of: (a) the discovery by any Shareholder or the Purchaser (as applicable) of any event, condition, fact or circumstance that occurred or existed on the date of this Agreement and that caused or constitutes a Breach in any material respect of any representation or warranty made by the Shareholders or by the Purchaser, as the case may be, in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach in any material respect of any representation or warranty made by the Shareholders or by the Purchaser, as the case may be, in this Agreement; (c) any Breach in any material respect of any covenant or obligation of the Shareholders or the Purchaser, as the case may be; and (d) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 8.2 and 8.3, as the case may be, impossible or unlikely. No such notification shall be deemed to supplement or amend the Target Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, for the purpose of (a) determining the accuracy of any representation or warranty made by the Shareholders or the Purchaser in this Agreement or (b) determining whether any of the conditions set forth in Sections 8.2 or 8.3 have been satisfied.

        4.8   No Negotiation.    The "Exclusivity Period" shall commence as of the date hereof and shall end on the earliest of (x) the Closing Date, (y) the Termination Date, and (z) October 12, 2005. During the Exclusivity Period, he Shareholders shall ensure, and shall cause the Target Companies and their respective Representatives to ensure, that no Target Company and no Shareholder, nor any Representative of the Shareholders or any of the Target Companies, directly or indirectly: (i) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to an acquisition of any of the Target Companies or the Target Shares; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed acquisition of any of the Target Companies or Target Shares; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to an acquisition of any of the Target Companies or Target Shares.

        4.9   Confidentiality.    The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the sale of the Target Shares is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect.

        4.10 Purchaser Covenants.

          (a)   The Purchaser shall not pay any cash dividends on its capital stock until the earliest of (a) February 28, 2008, (b) the payment in full of the amounts owing under Section 1.7 hereof, or (c) the date on which it is finally determined that no amounts shall be owing pursuant to Section 1.7 hereof.

          (b)   Until such time as (x) the Cash Notes have been paid in full or converted in full, and (y) the Contingent Consideration has been paid in full or irrevocably forfeited, the Purchaser (i) shall facilitate the maintenance of separate books and records of each Target Company so as to render a determination of net cash flow and EBITDA of the Target Companies practicable and (ii) without the prior written consent of the Shareholders, will not cause, suffer or permit any actions with respect to the Target Companies so as to render a determination of net cash flow and EBITDA of the Target Companies impracticable or which would have a material adverse effect on the ability of the Target Companies to achieve the EBITDA targets for 2005, 2006 and 2007 set forth in Section 1.7. The Cash Notes and the Contingent Consideration are referred to herein as the "Post-Closing Consideration."

          (c)   Until such time as (x) the Cash Notes have been paid in full or converted in full, and (y) the Contingent Consideration has been paid in full or irrevocably forfeited, the Purchaser shall (i) cause the Target Companies to operate in good faith and in a manner consistent with reasonable business practices; and (ii) use commercially reasonable efforts to cause the business of the Target Companies to be operated in a manner consistent with its operations prior to the Closing Date (or in a manner different than the manner in which the Target Companies' business was operated prior to the Closing Date, so long as the new manner of operation is designed to optimize the revenue and profitability of the Target Companies or to improve the effectiveness of its operations in a manner that does not adversely affect in any material respect the Shareholders' ability to earn the Post-Closing Consideration under this Agreement). The Purchaser shall not take any action or omit to take any action where such action or omission is intended to interfere with or have an adverse effect on the Shareholders' right to earn the Post-Closing Consideration under this Agreement.

5.     [RESERVED]

6.     COVENANTS; SHAREHOLDER REPRESENTATIONS

        Each of the Shareholders (each, for purposes of this Section 6, an "Investor") represents and warrants to the Purchaser, individually as to himself and not the other Shareholders, as follows:

        6.1   Exemption from Registration. Such Investor agrees and acknowledges that the Convertible Notes and the Cash Notes (collectively, the "Notes") will be issued as "restricted securities" as defined under Rule 144 of the Securities Act, in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof or Regulation D thereunder, provided such exemption is available for the Notes.

        6.2   Legends.    Such Investor agrees and acknowledges that all certificates representing the Notes deliverable to such Investor pursuant to this Agreement and any instruments subsequently issued with respect thereto or in substitution therefor shall bear the following legend, in addition to any other legends required by law or as set forth in the Notes:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT DECLARED OR ORDERED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN THE CASE OF ANY SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION EFFECTED PURSUANT TO CLAUSE (II) ABOVE, PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AS TO SUCH SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER HEREOF OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED HEREBY.

Upon the written request of a holder of the Notes, the Purchaser shall remove the foregoing legend from the certificates evidencing such Notes and issue to such holder new certificates therefor, free of any transfer legend if, with such request, the Purchaser shall have received an opinion of counsel to the holder, such opinion to be reasonably satisfactory to the Purchaser, to the effect that any transfers by said holder of such Notes may be made to the public without compliance with either Section 5 of the Securities Act or pursuant to Rule 144(k). In no event will such legend be removed if such opinion is based upon the "private offering" exemption of Section 4(2) of the Securities Act.

        6.3   Market Stand-Off Agreement.    Such Investor agrees that it shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of common stock of the Purchaser (or other securities of the Purchaser) held by such Investor, for a period of time specified by the managing underwriter(s) (not to exceed 180 days) following the effective date of a registration statement of the Purchaser filed under the Act in connection with the IPO. Such Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Purchaser and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Purchaser may impose stop-transfer instructions with respect to such shares of common stock (or other securities) until the end of such period. The underwriters of the Purchaser's common stock are intended third-party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

        6.4   Investment Representations.

          (a)   Such Investor understands and acknowledges that the Notes to be issued to such Investor are being issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) and/or Regulation D of the Securities Act, and that such shares will not be registered under the Securities Act or any state securities or "blue sky" law.

          (b)   Except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the express provisions of any of the Transactional Agreements, the Notes to be issued as consideration pursuant hereto are being acquired by such Investor pursuant to the terms and subject to the conditions of this Agreement and for such Investor's own account and for investment purposes only, and not with a view to any public resale, public distribution or other public offering thereof, in each case within the meaning of the Securities Act or any state securities or "blue sky" law.

          (c)   Such Investor understands and acknowledges that the Notes to be issued to it may not be sold or otherwise disposed of, except pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

          (d)   Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the prospective investment in the Notes, and such Investor is able to bear the economic consequences thereof.

          (e)   In making the decision to acquire the Notes, such Investor has relied upon his independent investigations and, to the extent believed by such Investor to be appropriate, such Investor's representative, including such Investor's own professional, tax and other advisors, and has not relied upon any representation or warranty from the Purchaser or any of its Representatives with respect to the value of the Notes or the Tax consequences of the Transactions.

          (f)    Such Investor has been given a full opportunity to examine all documents relating to the Transactions, and to ask questions of, and to receive answers from, the Purchaser and its Representatives concerning the terms of the Transactions and such other information as such Investor desires in order to evaluate an investment in the Consideration Notes and all such questions have been answered to the full satisfaction of such Investor.

          (g)   Such Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

        6.5   Authority; Binding Nature of Agreement. Except as set forth in Part 6.5 of the Target Disclosure Schedule, each Shareholder represents and covenants that (a) he has and, at the Closing, he will have good and valid title to the number of shares of the Target Shares set forth opposite his name on Exhibit B hereto, free and clear of all liens, Encumbrances, equities or claims, (b) he has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which such Shareholder is or may become a party, (c) this Agreement constitutes a legal, valid and binding obligation, enforceable against such Shareholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

7.     INDEMNIFICATION

        7.1   Survival of Representations and Covenants.

          (a)   Subject to the provisions of Section 7.1(b), the representations, warranties, covenants and obligations of each party to this Agreement shall survive: (i) the Closing and (ii) any sale or other disposition of any or all of the Target Shares by the Purchaser.

          (b)   The representations, warranties, covenants and obligations of each party shall survive the Closing to the extent provided in this Section 7.1(b). The Specified Representations and covenants or obligations to be performed after the Closing shall survive and continue indefinitely. All other representations and warranties and related sections of the Target Disclosure Schedule and the Purchaser Disclosure Schedule and all covenants to have been performed prior to the Closing shall survive the Closing for a period of twelve (12) months after the date of the Closing, except that the representations and warranties set forth in Sections 2.17 and 2.20 shall survive the Closing until the expiration of the statute of limitations applicable to claims against any Target Company. For purposes of this Agreement, the "Specified Representations" shall mean the representations and warranties set forth in Sections 2.1, 2.4, 2.7 and 6.5 and Sections 3.1, 3.6 and 3.13 and the related sections of the Target Disclosure Schedule and the Purchaser Disclosure Schedule, as applicable. Notwithstanding anything to the contrary herein, if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of said Sections is given to the party required to provide indemnification pursuant to this Section 7 on or prior to the first anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 7.1(b), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed by the parties hereto, or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

          (c)   Notwithstanding anything to the contrary contained in Section 7.1(b) (and without limiting the generality of anything contained in Section 7.1(a)), if any party to this Agreement had knowledge, on or prior to the Closing Date, of any circumstance that constitutes or that has given rise or could reasonably be expected to give rise, directly or indirectly, to any Breach of any representation or warranty by such party in this Agreement or the Target Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is ever given).

          (d)   For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any party to this Agreement, acting in good faith, delivers (in accordance with Section 9.8 hereof) to the party to this Agreement from which indemnification is to be sought a written notice stating that such party believes that there is or that it has reasonable cause to believe there has been a Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such party's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

          (e)   For purposes of this Agreement, each statement or other item of information set forth in the Target Disclosure Schedule and the Purchaser Disclosure Schedule shall be deemed to be a representation and warranty made by the Shareholders and the Purchaser, respectively, in this Agreement.

        7.2   Indemnification by the Shareholders.

          (a)   The MAG Holders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

            (i)    any Breach of any representation or warranty made by the MAG Holders in Section 2 of this Agreement with respect to MAG as of the date of this Agreement;

            (ii)   any Breach of any representation, warranty, statement, information or provision contained in the Target Disclosure Schedule related to Section 2 of this Agreement with respect to MAG, the Closing Certificate with respect to MAG or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of any MAG Holder or any Representative of any MAG Holder with respect to MAG;

            (iii) any Breach of any representation, warranty, covenant or obligation of any MAG Holder contained in any of the Transactional Agreements relating to MAG; or

            (iv)  any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)" through "(iii)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

          (b)   The OLWM Holders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

            (i)    any Breach of any representation or warranty made by the OLWM Holders in Section 2 of this Agreement with respect to OLWM as of the date of this Agreement;

            (ii)   any Breach of any representation, warranty, statement, information or provision contained in the Target Disclosure Schedule related to Section 2 of this Agreement with respect to OLWM, the Closing Certificate with respect to OLWM or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of any OLWM Holder or any Representative of any OLWM Holder with respect to OLWM;

            (iii) any Breach of any representation, warranty, covenant or obligation of any OLWM Holder contained in any of the Transactional Agreements relating to OLWM; or

            (iv)  any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)" through "(iii)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

          (c)   Each of the Shareholders shall, severally but not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with, any Breach of any representation or warranty made by such Shareholder in Section 6 of this Agreement as of the date of this Agreement.

          (d)   Subject to Section 7.2(e), no Shareholder shall be required to make any indemnification payment pursuant to Sections 7.2(a) or 7.2(b) for any Breach as set forth in such Sections until such time as, and to the extent that, the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations, warranties or covenants contained in Sections 7.2(a) and 7.2(b)) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees in connection with a Breach of Sections 7.2(a) and 7.2(b), or to which any one or more of the Indemnitees has or have otherwise become subject pursuant to Sections 7.2(a) or 7.2(b), exceeds $182,500. Except in the case of fraud or willful misrepresentation, the maximum liability of each Shareholder under Section 7.2 shall not exceed such Shareholder's Indemnity Cap; provided that in the case of fraud or willful misrepresentation, the maximum liability of Bromagem under Section 7.2 shall in no case exceed the actual amount of consideration received by Bromagem in connection with this Agreement.

          (e)   The limitation on the indemnification obligations of the Shareholders that is set forth in Section 7.2(d) shall not apply to a Shareholder to the extent that such Shareholder had Knowledge on or prior to the Closing Date of any circumstance that directly or indirectly caused or contributed to such Breach and such circumstance was not disclosed by the Shareholders to the Purchaser in the Target Disclosure Schedule.

        7.3   Indemnification by the Purchaser.

          (a)   The Purchaser shall hold harmless and indemnify the Shareholders and their respective Representatives from and against, and shall compensate and reimburse them for, any Damages that are directly or indirectly suffered or incurred by them or any of them or to which they or any of them may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

            (i)    any Breach of the Purchaser Specified Representations;

            (ii)   any Breach of any representation, warranty, statement, information or provision contained in the Purchaser Disclosure Schedule related to the Purchase Specified Representations or the Closing Certificate; or

            (iii) any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clause "(i)" or "(ii)" above (including any Proceeding commenced by the Shareholders or any of their Representatives for the purpose of enforcing their rights under this Section 7.3).

        For purposes of this Agreement, the "Purchaser Specified Representations" shall mean the representations set forth in Sections 3.1 through 3.6 hereof, inclusive.

          (b)   The Purchaser shall not be required to make any indemnification payment pursuant to Sections 7.3(a)(i) through 7.3(a)(iii) for any Breach as set forth in such Section until such time as, and to the extent that, the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Shareholders, or to which the Shareholders have otherwise become subject, exceeds $182,500 in the aggregate. Except in the case of fraud or willful misrepresentation, the maximum liability of the Purchaser pursuant to this Section 7 for indemnification pursuant to Sections 7.3(a)(i) through 7.3(a)(iii) shall not exceed the Aggregate Overall Cap.

          (c)   The Purchaser shall hold harmless and indemnify the Shareholders and their respective Representatives from and against, and shall compensate and reimburse them for, any Damages that are directly or indirectly suffered or incurred by them or any of them or to which they or any of them may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any Breach of a representation or warranty contained in this agreement, other than the Purchaser Specified Representations (the "Unspecified Representations"), which damages are a result of the Purchaser's fraud. The indemnification set forth in this Section 7.3(c) shall be the sole recourse available to the Shareholders with respect to any Breach of the Unspecified Representations.

        7.4   Setoff.    The Purchaser shall have the limited right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 7 from any amount payable by any Indemnitee to the Shareholders in respect of the Indemnity Securities and the Contingent Consideration. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted. Except as provided above in this Section 7.4, the Indemnitees shall not be entitled to set off against or deduct from any payment due to the Shareholders pursuant to the Transactional Agreements any claims for indemnification pursuant to Section 7.2.

        7.5   Exclusive Remedy.    Except in the case of (i) fraud or willful misrepresentation, or (ii) any injunctive remedy or similar equitable relief to which a party may be entitled, the sole and exclusive remedy for any breach of a warranty, representation, covenant or obligation in the Transactional Agreements shall be as set forth in this Section 7.

        7.6   Defense of Third-Party Claims.

          (a)   Promptly after receipt by an indemnified party under Section 7.2 or Section 7.3 of notice of the assertion or commencement by any third person or entity of any claim, investigation, proceeding or action (collectively, a "Claim") with respect to which any indemnifying party may become obligated to indemnify, hold harmless, compensate or reimburse an indemnified party pursuant to this Section 7, such indemnified party will, if a claim is to be made against an indemnifying party under such Section or if the indemnified party intends to take such claim into account in calculating the limitations described in Section 7.2(e) or Section 7.3(b), as applicable, give notice to the indemnifying party of the commencement of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that the indemnifying party may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

          (b)   The indemnified party shall afford the indemnifying party the opportunity to assume the defense of any claim as to which notice is given under Section 7.6(a) at the sole expense of the indemnifying party. If the indemnifying party so undertakes to assume the defense of such Claim:

            (i)    the indemnifying party shall proceed to defend such Claim in a diligent manner with counsel reasonably satisfactory to the indemnified party;

            (ii)   the indemnifying party shall keep the indemnified party informed of all material developments and events relating to such Claim;

            (iii) the indemnified party shall have the right to participate in the defense of such Claim; provided, however, the counsel retained by the indemnified party shall be at the sole cost and expense of the indemnified party, and further provided, that counsel retained by the indemnifying party shall be lead counsel in the defense of such Claim; and

            (iv)  the indemnifying party shall not settle, adjust or compromise such Claim without the prior written consent of the indemnified party which shall not be unreasonably withheld or delayed.

          (c)   If the indemnifying party fails to promptly undertake the defense of such Claim or having undertaken such defense thereafter fails to do so diligently and in good faith, then the indemnified party may proceed with the defense of such Claim and:

            (i)    all expenses incurred and relating to the defense of such Claim shall be borne and paid exclusively by the indemnifying party;

            (ii)   the indemnifying party shall make available to the indemnified party any documents and materials in the possession or control of the indemnifying party that may be necessary to the defense of such Claim;

            (iii) the indemnified party shall keep the indemnifying party informed of all material developments and events relating to such Claim; and

            (iv)  the indemnified party shall have the right to settle, adjust or compromise such Claim with the consent of the indemnifying party which shall not be unreasonably withheld or delayed.

        7.7   In Rem Liability.    Notwithstanding anything to the contrary in this Agreement, and except as set forth in this Section 7.7, the Purchaser irrevocably and unconditionally agrees that (i) the Purchaser shall have no recourse to the Shareholders or to the assets of the Shareholders other than the Indemnity Securities and the Contingent Consideration for the payment of indemnification obligations of the Shareholders pursuant to this Section 7 and (ii) the Purchaser shall enforce payment of indemnification claims against the Shareholders pursuant to this Section 7 solely from the Indemnity Securities and the Contingent Consideration and no deficiency or other action shall be maintained against the Shareholders for payment thereof or personal liability therefor. For purposes of this paragraph and the Purchaser's enforcement of its rights hereunder against the Indemnity Securities, (i) prior to any conversion of the Notes into capital stock of the Purchaser, claims for indemnification shall be setoff against the Principal Amount on a dollar for dollar basis and (ii) after conversion of the Notes into capital stock of the Purchaser, each share of common stock of the Purchaser shall be deemed to have a value equal to the fair market value of such share on the date of the payment of the claim for indemnification pursuant to this Section 7. The foregoing limitation shall not apply to (i) Damages incurred by Purchaser due to any Shareholder's fraud or willful misrepresentation or (ii) claims against Brinkerhoff, Houston or Moore for Damages incurred by the Purchaser (a) in connection with the Breach of any of the Specified Representations or (b) with respect to a Breach of Section 2.17 or 2.20 hereof. Such limitation, however, shall apply to a claim for Damages against Bromagem with respect to the matters specified in clauses (ii)(a) and (ii)(b) in the immediately preceding sentence.

        7.8   Exercise of Remedies By Indemnitees Other Than The Purchaser.    No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

        7.9   Allocation.    Any payment of indemnification pursuant to Section 7.2 shall be treated by the parties for tax purposes as an adjustment to the purchase price described in Section 1.2 of this Agreement.

        7.10 Insurance and Taxes.    Notwithstanding anything herein to the contrary, any amount paid any third party (including, without limitation, an insurance carrier) to or on behalf of any indemnified party or otherwise reimbursed to any indemnified party with respect to a matter as to which indemnification is provided and any tax benefit received by an indemnified party with respect to a matter as to which indemnification is provided shall reduce in each instance the amount to be paid by an indemnifying party to an indemnified party with respect to such matter.

8.     CONDITIONS TO CLOSING AND TERMINATION

        8.1   General.    The obligation of each party to effect the Closing is subject to the satisfaction, at or prior to the Closing, of the following condition:

  (a)
  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Closing shall have been issued since the date of this Agreement by any U.S. federal or state court of competent jurisdiction and shall remain in effect; and no U.S. federal or state law, statute, rule, regulation or decree that makes consummation of the Closing illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

        8.2   Obligation of the Purchaser.    The obligations of Purchaser to effect the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a)   The representations and warranties of the Shareholders set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall have been accurate in all material respects as of the date hereof and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Target Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that results from or relates to the announcement or pendency of the Closing or any of the other transactions contemplated by this Agreement shall be disregarded, and (iii) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement shall be disregarded).

          (b)   Each of the covenants and obligations that any Shareholder is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

          (c)   All consents, approvals, authorizations, filings and notices identified on Part 2.26 of the Target Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

          (d)   The following agreements and documents shall have been delivered to the Purchaser (and, if appropriate, to the Shareholders), and shall be in full force and effect:

            (i)    a certificate, executed by an executive officer of each of the Target Companies, confirming that the conditions set forth in paragraphs "(a)," "(b)," "(c)" and "(e)" of this Section 8.2 have been duly satisfied

            (ii)   an opinion of Clarkson & Draper, LLC, counsel to the Shareholders, in the form attached hereto as Exhibit I; and

            (iii) all other documents and agreements to be delivered by the Shareholders or the Target Companies as specified in Section 1.5 hereof shall have been delivered as provided herein.

          (e)   There shall have been no material adverse change in the financial condition or results of operations of any of the Target Companies since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change resulting from or relating to the announcement or pendency of the Closing or any of the other transactions contemplated by this Agreement shall be disregarded, and any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

          (f)    The Target Companies shall have Closing Date Working Capital of not less than $275,000 and shall have no long term Indebtedness.

          (g)   The Purchaser shall have received equity financing, following the date hereof, in the minimum gross amount of $20,000,000.

        8.3   Obligations of the Shareholders. The obligation of the Shareholders to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a)   The representations and warranties of Purchaser set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall have been accurate in all material respects as of the date hereof an shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, and (ii) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement shall be disregarded).

          (b)   Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

          (c)   The following documents shall have been delivered to the Shareholders or other parties, as applicable, and shall be in full force and effect:

            (i)    a certificate, executed on behalf of Purchaser by an executive officer of Purchaser, confirming that the conditions set forth in paragraphs "(a)," "(b)" and "(d)" of this Section 8.3 have been duly satisfied;

            (ii)   Employment Agreements in the form attached hereto as Exhibits H-1, H-2 and H-3 have been delivered to the parties named therein; and

            (iii) all other documents and agreements to be delivered by the Purchaser as specified in Section 1.4 hereof shall have been delivered as provided herein.

          (d)   There shall have been no material adverse change in the financial condition or results of operations of the Purchaser since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change resulting from or relating to the announcement or pendency of the Closing or any of the other transactions contemplated by this Agreement shall be disregarded, and any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

        8.4   Frustration. Neither Purchaser nor the Shareholders may rely on the failure of any condition set forth in this Section 8 to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

        8.5   Termination.    This Agreement may be terminated prior to the Closing:

          (a)   by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Shareholders and such Breach shall not have been cured within three days after the delivery of notice thereof to the Shareholders, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 8.2, on or as of the Closing Date, has become impossible or impracticable (other than as a result of any failure on the Part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

          (b)   by the Shareholders if (i) there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within three days after the delivery of notice thereof to the Purchaser, or (ii) the Shareholders reasonably determine that the timely satisfaction of any condition set forth in Section 8.3, on or as of the Closing Date, has become impossible or impracticable (other than as a result of any failure on the Part of any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement);

          (c)   by the Purchaser on or after October 12, 2005, if the Closing has not occurred as of such date (other than as a result of any failure on the Part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

          (d)   by the Shareholders on or after October 12, 2005 if the Closing has not taken place as of such date (other than as a result of any failure on the Part of any the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement); or

          (e)   by the mutual written consent of the Purchaser and the Shareholders.

        8.6   Termination Procedures.    If the Purchaser wishes to terminate this Agreement pursuant to Section 8.5, the Purchaser shall deliver to the Shareholders a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Shareholders wish to terminate this Agreement pursuant to Section 8.5, the Shareholders shall deliver to the Purchaser a written notice stating that the Shareholders are terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

        8.7   Effect of Termination.    If this Agreement is terminated pursuant to this Section 8, all further obligations of the parties under this Agreement shall terminate; provided, however, that no party shall be relieved of any obligation or other liability arising from any Breach by such party of any provision of this Agreement.

9.     MISCELLANEOUS PROVISIONS

        9.1   Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of the Purchaser and the Shareholders.

        9.2   Waiver.    No failure on the Part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the Part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.3   Entire Agreement; Counterparts; Exchanges by Facsimile.    The Transactional Agreements, together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.4   Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties irrevocably waives the right to trial by jury.

        9.5   Disclosure Schedule.    The Target Disclosure Schedule and Purchaser Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, as applicable, and the information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as applicable; provided, however, that any fact or circumstance disclosed in any numbered or lettered Part of the Target Disclosure Schedule or the Purchaser Disclosure Schedule shall likewise be deemed to be a disclosure with respect to another numbered or lettered Part of the Target Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, if the fact or circumstance disclosed may reasonably be deemed pertinent to such other numbered or lettered Part and such pertinence is apparent from the text of the disclosure. The Target Disclosure Schedule shall indicate which Target Company each disclosure therein relates. For purposes of this Agreement, each statement or other item of information set forth in the Target Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, shall be deemed to be a representation and warranty made (a) by the Shareholders of the applicable Target Company with respect to such applicable Target Company in Section 2 and (b) by the Purchaser in Section 3.

        9.6   Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        9.7   Assignability.    This Agreement shall be binding upon, and shall be enforceable by the Purchaser and its successors and assigns (if any) and each Shareholder and such Shareholder's personal representatives, executors, administrators, estate, heirs, successors and assigns (if any). No party to this Agreement shall be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the prior written consent of the other parties hereto which shall not be unreasonably withheld or delayed and any attempt to assign or delegate this Agreement or of such rights or obligations by any party hereto without the prior written consent of the other parties hereto shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (i) the parties hereto; and (ii) the Indemnitees to the extent of their respective rights pursuant to Section 6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.8   Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when (a) delivered by hand, (b) delivered by facsimile to a facsimile number given below, provided that a copy is sent the same day by a nationally recognized overnight delivery service (receipt requested) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) in each case as follows (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Purchaser:

      Local Matters, Inc.
      1517 Blake Street
      Second Floor
      Denver, CO 80202
      Attention: Perry Evans, Chief Executive Officer
      Facsimile: (303) 572-1123

    with a copy to:

      Cooley Godward LLP
      380 Interlocken Crescent
      Suite 900
      Broomfield, CO 80021
      Attention: Brent D. Fassett, Esq.
      Facsimile: (720) 566-4099

    if to any Shareholder, to the address set forth on Exhibit B, with a copy to:

      Phelps Dunbar LLP
      City Plaza
      445 North Boulevard, Suite 701
      Baton Rouge, LA 70802
      Attention: Mark A. Fullmer, Esq.
      Fax: (225) 381-9197

        9.9   Cooperation.    The Shareholders agree to cooperate (and to direct the Target Companies to cooperate) fully with Purchaser and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Purchaser to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

        9.10 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        9.11 Construction.    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a Part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        9.12 Fees and Expenses.

          (a)   Except as set forth in Section 7 regarding indemnification obligations of the Purchaser, the Shareholders shall bear and pay all fees, costs and expenses (including all reasonable legal fees and expenses payable to Phelps Dunbar, LLP, incurred by the Shareholders after March 1, 2005 and Grant Thorton, LLP, CPA, with respect to the audit of the financial statements of the Target Companies for the twelve months ended December 31, 2004) in excess of $125,000.00 (the "Fee Cap") that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Shareholders in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its representatives with respect to the business of the Target Companies (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule), the other Transactional Agreements and all certificates, instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

          (b)   Except as set forth in Section 7 regarding indemnification obligations of the Shareholders, the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its representatives with respect to the business of the Target Companies; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:
LOCAL MATTERS, INC., a Delaware corporation
By:	/s/ PERRY EVANS Perry Evans President and Chief Executive Officer
SHAREHOLDERS:
/s/ SHANE BRINKERHOFF Shane Brinkerhoff
/s/ TYLER HOUSTON Tyler Houston
/s/ DUSTIN MOORE Dustin Moore
/s/ AARON BROMAGEM Aaron Bromagem

Stock Purchase Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of any Target Company (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of any Target Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of any Target Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of any Target Company; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Target Company.

        Affiliate.    "Affiliate" shall mean, as to any Person, any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

        Agreement.    "Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Target Disclosure Schedule and the Purchaser Disclosure Schedule), as it may be amended from time to time.

        Aggregate Overall Cap.    "Aggregate Overall Cap" shall mean the "outstanding principal amount" of the Notes on the date of the calculation of the Aggregate Overall Cap.

        Breach.    There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

        Cash Equivalents Balance.    "Cash Equivalents Balance" shall mean the total amount of cash, money market accounts, marketable securities and other near-cash items of the Target Companies.

        CERCLA.    "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

        Closing Certificate.    Closing Certificate means the certificate delivered by the Shareholders pursuant to Section 8.2(d)(i) and by the Purchaser pursuant to Section 8.3(c)(i), as applicable.

        Closing Date Working Capital.    "Closing Date Working Capital" means the excess of the Target Companies' consolidated current assets over the aggregate of the Target Companies consolidated current liabilities, excluding deferred revenue, each determined in accordance with GAAP and consistent with the Target Companies' past practices, calculated as of September 30, 2005.

        COBRA.    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Common Stock.    "Common Stock" shall mean the common stock, par value $.001 per share, of the Purchaser.

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean that certain letter agreement among the Target Companies and the parties to this Agreement dated June 29, 2005.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization of any Person (including any Governmental Authorization).

        Contract.    "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

        Damages.    "Damages" shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, reasonable expert fee, reasonable accounting fee or reasonable advisory fee), charge, cost (including any cost of investigation) or expense of any nature. Notwithstanding the foregoing, the amount of any Damages incurred by any party shall be reduced, for purposes of calculating the amount of any indemnity payments owed to that party, by the amount of any insurance payments received with respect to such Damages, and by the amount of any Tax benefit relating to such Damages. "Damages" shall, in no case, include punitive damages.

        DOL.    "DOL" shall mean the United States Department of Labor.

        EBITDA.    "EBITDA" shall mean, for any period after the Closing, the Target Companies' Net Income, calculated in accordance with GAAP, plus (a) interest expenses, (b) taxes, (c) depreciation expenses, (d) amortization expenses and (e) corporate overhead of the Purchaser allocated to the Target Companies. "EBITDA" shall mean, for any period prior to the Closing, the Target Companies' Net Income, calculated in accordance with GAAP, plus (a) interest expense, (b) taxes, (c) depreciation expenses, (d) amortization expenses, (e) compensation in excess of $150,000 (plus payroll taxes on compensation in excess of $150,000) for each of Houston, Brinkerhoff and Moore, whether in the form of consulting expenses, management expenses or payroll expenses, and (f) audit and legal fees incurred in connection with the negotiation and consummation of the transactions contemplated by the Agreement. In calculating EBITDA, intercompany transactions between the Target Companies shall be accounted for in a manner identical to the accounting for those transactions prior to the Closing Date.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except (a) mortgages or security interests securing particular liabilities or obligations reflected in the Target Financial Statements, (b) liens for current taxes not yet due and liens arising by operation of law with respect to obligations that are not delinquent or are being contested in good faith and described in the disclosure Schedule, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto or impairs the operations any Target Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        FMLA.    "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        GAAP.    "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        Hazardous Material.    "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)," "(b)," "(c)" or "(d)" above.

        HIPAA.    "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        Indebtedness.    "Indebtedness" means promissory notes, bonds, debentures, bank debt, mortgages, deferred portions of long term debt, and capital lease obligations.

        Indemnitees.    "Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective permitted successors and assigns of the Persons referred to in clauses "(a)," "(b)" and "(c)" above.

        Indemnity Cap.    "Indemnity Cap" means, as to any Shareholder, the outstanding principal amount of the Notes issued to such Shareholder on the date of the calculation of the Indemnity Cap.

        Indemnity Securities.    "Indemnity Securities" means the Notes and the shares of common stock issued or issuable upon conversion of the Notes.

        Intellectual Property.    "Intellectual Property" shall mean algorithms, APIs, apparatus, IP cores, net lists, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

        IPO.    "IPO" means the Purchaser's initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act.

        IPO Price.    "IPO Price" means the price per share paid by the public for a share of Common Stock in the Purchaser's IPO.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        Knowledge.    References to "knowledge" and phrases such as "to the knowledge of," "to their knowledge" or the like, when referring to the Target Companies or the Shareholders, shall mean the knowledge of any Shareholder.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Liability.    "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Net Income.    "Net Income" shall mean, for any period, the combined net income of the Target Companies calculated in accordance with GAAP; provided, however, that if the Verizon Contract is terminated subsequent to the Closing but prior to March 31, 2007, for purposes of calculating EBITDA, the net income of MAG shall be adjusted as follows:

          (i)    with respect to revenue earned with respect to searches conducted by Internet users searching for businesses and individuals located in those states and districts listed on Exhibit J to the Agreement (the "Exclusive Territory"), the actual revenue of MAG in the Exclusive Territory from a third party providing the same or similar services as Verizon under the Verizon Contract

  ("Directory Search Revenues"), if any, shall be disregarded, and the revenue of MAG for the Exclusive Territory with respect to Directory Search Revenues shall be an amount equal to $1,382,400, which amount shall be pro rated from the date of termination of the Verizon Contract for the period in which such termination occurs and, with respect to 2007, shall only apply to, and shall be appropriately pro rated for, the partial period ending March 31, 2007; and

          (ii)   with respect to revenue earned with respect to searches conducted by Internet users searching for businesses and individuals located in those states not listed on Exhibit J to this Agreement (the "Non-Exclusive Territory"), the Directory Search Revenue of MAG shall be an amount equal to $777,600 which amount shall be pro rated from the date of termination of the Verizon Contract for the period in which the termination occurs and, with respect to 2007, shall only apply to, and shall be appropriately pro rated for, the partial period ending March 31, 2007; provided, however, that if the actual Directory Search Revenue of MAG in the Non-Exclusive Territory is greater than the revenue amount pursuant to this subsection (ii), as adjusted, then no adjustment pursuant to this subsection (ii) shall be made.

        In calculating Net Income, intercompany transactions between the Target Companies shall be accounted for in a manner identical to the accounting for those transactions prior to the Closing Date.

        Order.    "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

        Ordinary Course of Business.    An action taken by or on behalf of a Person shall not be deemed to have been taken in the "Ordinary Course of Business" unless such action is recurring in nature, is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

        PBGC.    "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Pledge Agreement.    "Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached hereto as Exhibit E-2.

        Principal Amount.    "Principal Amount" shall mean the principal amount of the Notes outstanding on the date of any setoff against the Notes as described in Section 7.7.

        Proceeding.    "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        Purchaser Disclosure Schedule.    "Purchaser Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Shareholders by the Purchaser.

        Purchaser IP.    "Purchaser IP" shall mean all Intellectual Property Rights and Intellectual Property in which the Purchaser has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Purchaser IP Contract.    "Purchaser IP Contract" shall mean any Contract to which the Purchaser is or was a party or by which the Purchaser is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Purchaser IP or any Intellectual Property developed by, with or for the Purchaser.

        Purchaser Software.    "Purchaser Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Purchaser at any time (other than non-customized third-party software licensed to the Purchaser for internal use on a non-exclusive basis).

        Registered IP.    "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

        Registration Rights Agreement.    "Registration Rights Agreement" shall mean the Registration Rights Agreement dated the Closing Date by and among the Purchaser and the Shareholders.

        Related Party.    Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of any Target Company; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than any Target Company) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

        Representatives.    "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        Security Agreements.    "Security Agreements" shall mean the Security Agreement dated the Closing Date by and among MAG and the Shareholders and the Security Agreement dated the Closing Date by and among OLWM and the Shareholders.

        Series 3 Stock.    "Series 3 Stock" means shares of the Purchaser's Series 3 Convertible Preferred Stock (or any other class or series of Preferred Stock), sold in a capital raising transaction following the date hereof, pursuant to which the Purchaser receives gross aggregate proceeds of not less than $20,000,000.

        Series 3 Stock Price.    "Series 3 Stock Price" means the price per share paid by the investors for one share of the Purchaser's Series 3 Stock.

        Target Contract.    "Target Contract" shall mean any Contract: (a) to which any Target Company is a party; (b) by which any Target Company or any of their respective assets is or may become bound or under which any Target Company has, or may become subject to, any obligation; or (c) under which any Target Company has or may acquire any right or interest.

        Target Disclosure Schedule.    "Target Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser by the Shareholders.

        Target Employee.    "Target Employee" shall mean any current or former employee, independent contractor or director of any Target Company or its Affiliates.

        Target Employee Agreement.    "Target Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any Target Company or its Affiliates and any Target Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Target Employee which is terminable "at will" without any obligation on the part of any Target Company or its Affiliates to make any payments or provide any benefits in connection with such termination.

        Target Employee Plan.    "Target Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any Target Company or its Affiliates for the benefit of any Target Employee, or with respect to which any Target Company or its Affiliates has or may have any liability or obligation, except such definition shall not include any Target Employee Agreement.

        Target IP.    "Target IP" shall mean all Intellectual Property Rights and Intellectual Property in which any Target Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Target IP Contract.    "Target IP Contract" shall mean any Contract to which any Target Company is or was a party or by which any Target Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Target IP or any Intellectual Property developed by, with or for any Target Company.

        Target Pension Plan.    "Target Pension Plan" shall mean each Target Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        Target Software.    "Target Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Target Company at any time (other than non-customized third-party software licensed to any Target Company for internal use on a non-exclusive basis).

        Tax.    "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Termination Date.    "Termination Date" means the date on which this Agreement is terminated pursuant to Section 8.5 hereof.

        Total Purchase Price.    "Total Purchase Price" means the sum of the MAG Consideration and the OLWM Consideration.

        Transactional Agreements.    "Transactional Agreements" shall mean: (a) the Agreement; (b) the Notes; (c) the Security Agreements; and (d) the Registration Rights Agreement.

        Transactions.    "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Target Shares by the Shareholders to the Purchaser in accordance with the Agreement; and (ii) the performance by the Shareholders and the Purchaser, as applicable, of their respective obligations under the Transactional Agreements, and the exercise by the Shareholders and the Purchaser, as applicable, of their respective rights under the Transactional Agreements.

        Verizon Contract.    "Verizon Contract" shall mean that certain Co-Branded Yellow Pages and White Pages Directory Services Agreement, dated December 2, 2004, by and between Verizon Directories Corp., a Delaware corporation ("Verizon"), and MAG.

EXHIBIT B

NAME AND ADDRESS OF SHAREHOLDERS

Name and Address of Shareholder	MAG Shares	OLWM Shares
Shane Brinkerhoff 1240 East 100 South #5 St. George, Utah 84790	15,000	1,500
Dustin Moore 1240 East 100 South #5 St. George, Utah 84790	15,000	1,500
Tyler Houston 1240 East 100 South #5 St. George, Utah 84790	15,000	1,500
Aaron Bromagem 24417 N. 45th Lane Glendale, Arizona 85310	5,000	500

TOTALS	50,000	5,000

ALLOCATIONS

Shareholder	MAG Allocation	OLWM Allocation
Shane Brinkerhoff	30%	30%
Dustin Moore	30%	30%
Tyler Houston	30%	30%
Aaron Bromagem	10%	10%

TOTALS	100%	100%

B-1

EXHIBIT C

CONVERTIBLE NOTES

C-1

EXHIBIT D-1

CASH NOTE (CASH ELECTION)

EXHIBIT D-2

CASH NOTE (CONVERSION ELECTION)

EXHIBIT D-3

ELECTION FORM

EXHIBIT E-1

SECURITY AGREEMENTS

E-1

EXHIBIT E-2

PLEDGE AGREEMENT

E-2

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

F-1

EXHIBIT G

PURCHASE PRICE ALLOCATION

G-1

EXHIBIT H-1

SHANE BRINKERHOFF EMPLOYMENT AGREEMENT

EXHIBIT H-2

TYLER HOUSTON EMPLOYMENT AGREEMENT

EXHIBIT H-3

DUSTIN MOORE EMPLOYMENT AGREEMENT

EXHIBIT I

OPINION OF CLARKSON & DRAPER, LLC

        1.     The authorized capital stock of MAG consists of             shares of common stock,            par value, [of which              shares] [all of which] are outstanding. Sellers own all of the outstanding MAG Shares of record and beneficially, free and clear of all adverse claims. As a result of the delivery of certificates to Purchasers and the payment to Sellers being made at the Closing, Purchaser is acquiring ownership of all of the outstanding MAG Shares, free and clear of all adverse claims. All of the outstanding MAG Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person.

        2.     The authorized capital stock of OLWM consists of             shares of common stock,            par value, [of which             shares] [all of which] are outstanding. Sellers own all of the outstanding OLWM Shares of record and beneficially, free and clear of all adverse claims. As a result of the delivery of certificates to Purchasers and the payment to Sellers being made at the Closing, Purchaser is acquiring ownership of all of the outstanding OLWM Shares, free and clear of all adverse claims. All of the outstanding OLWM Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person.

        3.     Each Target Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Part 2.1 of the Agreement, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it is authorized to do business as set forth in Part 2.1 of the Agreement.

        4.     Neither the execution and delivery of the Agreement nor the consummation of any or all of the Transactions (a) violates any provision of the certificate of incorporation or bylaws (or other governing instrument) of any Target Company, (b) breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or excuses performance by any Person of any of its obligations under, or causes the acceleration of the maturity of any debt or obligation pursuant to, or results in the creation or imposition of any Encumbrance upon any property or assets of any Target Company under, any agreement or commitment to which any Target Company is a party or by which any of their respective properties or assets are bound, or to which any of the properties or assets of any Target Company is subject, or (c) violates any statute, law, regulation, or rule, or any judgment, decree or order of any court or other Governmental Body applicable to any Target Company.

        5.     No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required in connection with the execution, delivery and performance of the Agreement or the consummation of the Transactions.

I-1

EXHIBIT J

EXCLUSIVE TERRITORY

Indiana
Michigan
Wisconsin
Ohio
Illinois
New York
Virginia
Pennsylvania
Maryland
Massachusetts
Arkansas
New Jersey
Connecticut
New Hampshire
Maine
West Virginia
Rhode Island
Vermont
Delaware
District of Columbia
California
Nevada
Texas
Missouri
Oklahoma
Kansas
Hawaii
Alaska

J-1

EXHIBIT K

OPTION AGREEMENT

AMENDMENT NUMBER ONE
TO
STOCK PURCHASE AGREEMENT

        This Amendment Number One to Stock Purchase Agreement (the "Amendment") is made this 1st day of May, 2006 by and among Local Matters, Inc., a Delaware corporation, Shane Brinkerhoff, a resident of the State of Utah, Tyler Houston, a resident of the State of Utah, Dustin Moore, a resident of the State of Utah, and Aaron Bromagem, a resident of the State of Arizona.

RECITALS:

        A. Purchaser and Shareholders are parties to that certain Stock Purchase Agreement dated as of October 14, 2005 (the "Agreement").

        B. Purchaser and Shareholders desire to amend Section 1.7(d) of the Agreement as set forth hereinbelow.

        C. Capitalized terms used herein shall have the meanings assigned to them in the Agreement, unless otherwise defined herein.

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Amendment of Agreement. Effective as of May 1, 2006, the Purchaser and the Shareholders agree to amend the Agreement as follows:

        Section 1.7(d) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

    Notwithstanding the foregoing provisions of this Section 1.7, the Purchaser shall have the irrevocable option, exercisable on or before October 31, 2006, to make a one-time cash payment of $1,250,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in Section 1.7(b) above. Purchaser further agrees that, within five days of the closing of an IPO the closing of which occurs on or before October 31, 2006, it shall pay to the Shareholders $1,250,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in Section 1.7(b) above. In the event that the closing of an IPO has not occurred as of October 31, 2006, the Purchaser shall thereafter have neither the right nor the obligation to discharge the payment obligations (if any) described in Section 1.7(b) above in the manner set forth in this Section 1.7(d).

        2.     Remaining Provisions in Full Force. Except as provided above, all other provisions of the Agreement shall remain in full force and effect. Nothing in this Amendment is intended to modify or effect in any way the rights and obligations of the party arising under the Agreement prior to the date hereof.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Perry Evans, President and Chief Executive Officer
/s/ SHANE BRINKERHOFF Shane Brinkerhoff
/s/ TYLER HOUSTON Tyler Houston
/s/ DUSTIN MOORE Dustin Moore
/s/ AARON BROMAGEM Aaron Bromagem

QuickLinks

STOCK PURCHASE AGREEMENT